Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CVR PARTNERS, LP,
LUX MERGER SUB 1 LLC,
LUX MERGER SUB 2 LLC,
RENTECH NITROGEN PARTNERS, L.P.
AND
RENTECH NITROGEN GP, LLC

DATED AS OF AUGUST 9, 2015

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5.1	Organization, General Authority and Standing	43
5.2	Capitalization	43
5.3	Equity Interests in other Entities	44
5.4	Power, Authority and Approvals of Transactions	45
5.5	No Violations or Defaults	45
5.6	Consents and Approvals	45
5.7	Financial Reports and Parent SEC Documents; Absence of Undisclosed Liabilities	46
5.8	Internal Controls and Procedures	47
5.9	Absence of Certain Changes or Events	47
5.10	Compliance with Applicable Law; Permits	47
5.11	Material Contracts	48
5.12	Environmental Matters	49
5.13	Title to Properties	50
5.14	Litigation	51
5.15	Information Supplied	51
5.16	Tax Matters	51
5.17	Financial Advisor	52
5.18	Available Funds	53
5.19	Related Party Transactions	53
5.20	Intellectual Property	53
5.21	Insurance	53
5.22	Ultimate Parent Entity	53
5.23	No Other Representations and Warranties	54
Article VI COVENANTS		54
6.1	Conduct of Business by the Partnership Entities	54
6.2	Conduct of Business by Parent Entities	57
6.3	Consummation of the Mergers	59
6.4	Registration Statement; Proxy Statement	61
6.5	Alternative Proposals; Change in Recommendation	63
6.6	Access to Information; Confidentiality	67
6.7	Public Statements	68
6.8	Confidentiality	68
6.9	Takeover Laws	68
6.10	Parent Common Units Listed; Partnership Common Units De-Listed	68
6.11	Indemnification; Directors’ and Officers’ Insurance	69
6.12	Notification of Certain Matters	72
6.13	Section 16 Matters	72
6.14	Distributions	72
6.15	Employee Benefits.	72
6.16	Fees and Expenses	74
6.17	Tax Representation Letters	75
6.18	Pasadena Facility	75
6.19	Financing Cooperation	77
6.20	Spin-Off Transactions	80
6.21	Services Agreement	71

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6.22	Assignment of Certain Merger Consideration by Partnership Parent	81
6.23	Transition Services Agreement	82
Article VII CONDITIONS TO CONSUMMATION OF THE MERGERS		82
7.1	Mutual Closing Conditions	82
7.2	Additional Partnership Conditions to Closing	83
7.3	Additional Parent Conditions to Closing	84
Article VIII TERMINATION		86
8.1	Termination of Agreement	86
8.2	Procedure Upon Termination	87
8.3	Effect of Termination	87
8.4	Fees and Expenses	88
Article IX MISCELLANEOUS		90
9.1	Amendment or Supplement	90
9.2	Counterparts	90
9.3	Governing Law	90
9.4	Notices	90
9.5	Assignment	91
9.6	Entire Understanding; No Third-Party Beneficiaries	91
9.7	Severability	92
9.8	Exclusive Jurisdiction in Delaware	92
9.9	Waiver of Jury Trial	93
9.10	No Recourse	93
9.11	Specific Performance	93
9.12	Survival	94

ANNEXES:

Annex A	Form of Separation Agreement

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2015 (this “Agreement”), is entered into by and among CVR PARTNERS, LP, a Delaware limited partnership (“Parent”), LUX MERGER SUB 1 LLC, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub 1”), and LUX MERGER SUB 2 LLC, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub 2,” and together with Merger Sub 1, the “Merger Subs,” and the Merger Subs, together with Parent, the “Parent Entities”), RENTECH NITROGEN PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), and RENTECH NITROGEN GP, LLC, a Delaware limited liability company (“Partnership GP” and, with the Partnership, the “Partnership Entities”).
RECITALS
WHEREAS, the parties intend that Merger Sub 1 be merged with and into the Partnership GP, with Partnership GP surviving the merger as a wholly-owned subsidiary of Parent, and that Merger Sub 2 be merged with and into the Partnership, with the Partnership surviving the merger as a wholly-owned subsidiary of Parent;
WHEREAS, prior to the Mergers, if the Partnership has not consummated a Qualified Pasadena Sale, the Partnership will use its commercially reasonable efforts to consummate the Spin-Off Transaction pursuant to which, subject to the terms and conditions set forth in the Separation Agreement, the Partnership will (a) transfer its assets and businesses and liabilities related to the Pasadena Facility and the Pasadena Subsidiaries to a Delaware limited partnership or limited liability company (“SpinCo”) and (b) then effect a distribution to the Partnership’s unitholders of units representing 100% of the limited partnership or limited liability company interest in SpinCo;
WHEREAS, the Board of Directors of the Partnership GP (the “Partnership Board”) has (a) determined that it is in the best interests of the Partnership and the Partnership Unitholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (c) resolved to submit this Agreement to a vote of the Partnership Unitholders and recommend adoption of this Agreement by the Partnership Unitholders;
WHEREAS, the sole member of the Partnership GP has approved and declared advisable this Agreement and the transactions contemplated hereby and delivered an irrevocable written consent with respect thereto (the “Partnership GP Parent Consent”);
WHEREAS, the Parent Board and the sole member of each Merger Sub have approved and declared advisable this Agreement and the transactions contemplated hereby;
WHEREAS, concurrently with execution of this Agreement, certain of the Partnership Parents have entered into a Registration Rights Agreement with Parent, dated as of the date of this Agreement (the “Registration Rights Agreement”), and the Partnership Parents have entered into a Transaction Agreement, dated as of the date of this Agreement (the “Transaction Agreement”), pursuant to which, among other things, Parent will file a registration statement with the SEC to

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register for resale certain Parent Common Units issued pursuant to this Agreement and the parties thereto have made other agreements relating to Parent and the Parent Common Units; and
WHEREAS, as a condition to the Parent Entities’ willingness to enter into this Agreement, Partnership Parents have entered into a Voting and Support Agreement, dated as of the date of this Agreement (the “Partnership Support Agreement”), pursuant to which, among other things, they have agreed to vote to approve the Mergers, this Agreement and the transactions contemplated hereby and take certain other actions in furtherance of the Mergers, in each case, on the terms and subject to the conditions provided for in the Partnership Support Agreement.
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

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Article I
CERTAIN DEFINITIONS
1.1    Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise.
“Average Closing Price” means, as of any date, the average of the closing sale prices of a Parent Common Unit as reported on the NYSE for the ten (10) consecutive full trading days (in which such Parent Common Units are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding such date.
“Business Day” means any day which is not a Saturday, Sunday or other day on which the SEC or banks are authorized or required to be closed in the City of Los Angeles, California, or New York City, New York.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreements” means (a) that certain Confidentiality Agreement entered into by and between CVR Energy, Inc. and the Partnership GP dated as of March 12, 2015 and (b) that certain Confidentiality Agreement entered into by and between CVR Energy, Inc. and the Partnership GP dated as of July 31, 2015.
“Director and Officer Indemnification Agreement” means, those certain Indemnification Agreements between the directors and officers of the Partnership GP, on the one hand, and the Partnership, on the other hand, in existence on the date hereof.
“DLLCA” means the Delaware Limited Liability Company Act.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.
“East Dubuque CBA” means that certain Labor Contract between International Union of United Automobile, Aerospace and Agricultural Implement Works of American Local 1391 and the Partnership GP made and entered into October 17, 2012.
“Employee Benefit Plan” means each (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (b) employment, consulting, termination, severance, retention

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or change in control agreement or arrangement, and (c) deferred compensation, incentive compensation, equity or equity-linked, retirement, savings, supplemental income, supplemental benefit, pension, health, dental, vision or life insurance, death benefit, retiree, welfare or other fringe benefit plan, program, agreement or arrangement.
“Employees” means all individuals employed by the Partnership GP, the Partnership or any of their Included Subsidiaries.
“Environmental Laws” means any applicable Law that relates to: (a) the protection of occupational health and safety, to the extent relating to exposure to Hazardous Materials; (b) pollution or protection of the environment (including air, surface water, groundwater, surface land, subsurface land, plant and animal life or any other natural resource) or remediation of contamination or restoration of environmental quality, or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of, or exposure to, Hazardous Materials.
“Environmental Permit” means any permit, license, regulation, consent, certification, variance, exemption, approval or other authorization required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Existing Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 1, 2012, as amended from time to time.
“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under the laws of a state, local or foreign taxing jurisdiction) with the relevant Governmental Authority or other administrative settlement with or final administrative decision by the relevant Governmental Authority, or (c) a final disposition of a claim for refund.
“Finance Corp.” means Rentech Nitrogen Finance Corporation, a Delaware corporation.
“GAAP” means U.S. generally accepted accounting principles.
“GE Credit Facility” means the Credit Agreement, dated as of July 22, 2014, as amended by that certain First Amendment to Credit Agreement, dated as of August 13, 2014, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement, by and among the Partnership and Finance Corp., as borrowers, each of the

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guarantors party thereto, the lenders and other financial institutions party thereto, and General Electric Capital Corporation, as agent for the lenders.
“Governmental Authority” means any national, state, local, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator or arbitral body, in each case that has jurisdiction over Parent or the Partnership, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.
“Hazardous Material” means any material substance or waste that is listed, defined or classified as hazardous, toxic, radioactive, or otherwise dangerous or is listed, defined or classified as a “pollutant” or “contaminant” or “solid waste” pursuant to any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Included Subsidiaries” means each Subsidiary of the Partnership Entities, other than the Pasadena Subsidiaries.
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors or accrued expenses arising in the ordinary course of business consistent with past practice, and the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.
“Indemnitees” has the meaning set forth in the definition of “Indemnitees” in the Existing Partnership Agreement.
“Knowledge” means the actual knowledge after reasonable inquiry of, in the case of the Partnership, the individuals listed in Section 1.1(a) of the Partnership Disclosure Schedule and, in the case of Parent, the individuals listed on Section 1.1(a) of the Parent Disclosure Schedule.
“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority, including common law.
“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or

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sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.
“Material Adverse Effect” means, when used with respect to a Person, any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), or results of operations of such Person and its Subsidiaries taken as a whole, or (ii) prevents or materially delays, or would be reasonably expected to prevent or materially delay, the consummation of the Mergers and the other transactions contemplated hereby, but none of the following changes, events, developments, circumstances, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred with respect to such Person: (a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in ammonia, sulfur, natural gas or other commodity prices; (b) changes in general economic conditions in the industry in which such Person operates; (c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (d) any hurricane, tornado, flood, earthquake or other natural disaster; (e) any action taken pursuant to or in accordance with the express provisions of this Agreement or expressly at or with the written request or consent of any Other Party; (f) the announcement or pendency of this Agreement (including, for the avoidance of doubt, performance of obligations under this Agreement); (g) any change in the market price or trading volume of the common units representing limited partner interests of such Person (it being understood that the exception in this clause (g) shall not preclude any Party from asserting that the facts giving rise to such change should be deemed to constitute, or should be taken into account in determining whether there has been, a Material Adverse Effect); (h) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (h) shall not preclude any Party from asserting that the facts giving rise to such failure should be deemed to constitute, or should be taken into account in determining whether there has been, a Material Adverse Effect); (i) changes in any Laws or regulations applicable to such Person or GAAP or applicable accounting regulations or the interpretations thereof and (j) any legal proceedings commenced by or involving any current or former unitholder of such Person (on their own behalf or on behalf of such Person) in such Person’s capacity as a unitholder or former unitholder and arising out of or related to this Agreement or the transactions contemplated hereby; provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in clauses (a), (b), (c) or (d) will, unless otherwise excluded, be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, occurrence or effect disproportionately and adversely affects such Person, as compared to other similarly situated Persons operating in the industries in which such Person operates or, in the case of clauses (c) and (d), if and to the extent that such change, event, development, circumstance, occurrence or effect results in damage or destruction to or loss of any physical property of such Person.
“NYSE” means the New York Stock Exchange.

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“Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement thereof, each as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement, each as amended, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“Other Parties” means (a) with respect to the Partnership and Partnership GP, Parent and the Merger Subs, and (b) with respect to Parent and the Merger Subs, the Partnership and Partnership GP.
“Parent Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Parent, dated April 13, 2011, as amended from time to time.
“Parent Board” means the board of directors of Parent GP.
“Parent Common Units” means the common units representing limited partner interests of Parent having the rights and obligations specified with respect to “Common Units” as set forth in the Parent Agreement.
“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Partnership concurrently with the execution of this Agreement.
“Parent Employee Benefit Plan” means an Employee Benefit Plan sponsored or maintained by Parent or one of its affiliates.
“Parent GP” means the general partner of Parent.
“Parent LTIP” means the Parent’s Long-Term Incentive Plan (originally adopted March 16, 2011), as amended from time to time.
“Parent Material Adverse Effect” means a Material Adverse Effect on Parent.
“Parent Unitholders” means the holders of outstanding Parent Common Units.
“Partnership Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership as filed with the Secretary of State of the State of Delaware on July 7, 2011, as amended from time to time.
“Partnership Common Units” means the common units representing limited partner interests of the Partnership having the rights and obligations specified with respect to “Common Units” as set forth in the Existing Partnership Agreement.
“Partnership Disclosure Schedule” means the disclosure schedule delivered by the Partnership to Parent concurrently with the execution of this Agreement.

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“Partnership Financial Advisor” means Morgan Stanley & Co. LLC, financial advisor to the Partnership.
“Partnership GP Agreement” means Second Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated November 9, 2011, as amended from time to time.
“Partnership GP Certificate of Formation” means the certificate of formation of Partnership GP, dated July 7, 2011, as amended from time to time.
“Partnership GP Interest” means the “General Partner Interest,” as defined in the Existing Partnership Agreement.
“Partnership LTIP” means the Partnership’s 2011 Long-Term Incentive Plan, as amended from time to time.
“Partnership Material Adverse Effect” means a Material Adverse Effect on the Partnership Entities and their respective Subsidiaries, excluding the Pasadena Subsidiaries.
“Partnership Meeting” means a meeting of the Partnership Unitholders for the purpose of approving this Agreement and the Mergers, including any adjournment or postponement thereof.
“Partnership Parents” means (a) the Partnership Ultimate Parent, (b) Rentech Nitrogen Holdings, Inc., a Delaware corporation, and (c) DSHC, LLC, a Delaware limited liability company.
“Partnership Service Provider” means any Employee, director or individual independent contractor of the Partnership, the Partnership GP or the Included Subsidiaries.
“Partnership Ultimate Parent” means Rentech, Inc., a Colorado corporation.
“Partnership Unitholders” means the holders of outstanding Partnership Common Units.
“Party” means a party to this Agreement.
“Pasadena Assets” means any and all assets, properties, claims and rights (including goodwill) of the Partnership and its Subsidiaries, wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the Partnership, in each case, (a) owned and used or held for use by Partnership or any of its Subsidiaries exclusively in the Pasadena Business as of the Balance Sheet Date or (b) acquired or earned by the Pasadena Subsidiaries in the ordinary course conduct of the Pasadena Business after the Balance Sheet Date consistent with past practice and, after the date hereof, in accordance with this Agreement, together with (i) all of the outstanding equity interests in each of the Pasadena

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Subsidiaries and (ii) any assets disclosed in Section 1.1(b) of the Partnership Disclosure Schedule; provided, however, that that any such Pasadena Assets that have been or are subsequently transferred or otherwise disposed of by the Partnership or its Subsidiaries to a third party (including by way of distributions to Partnership Unitholders) shall not, from and after the date of such transfer, be Pasadena Assets.
“Pasadena Business” means the business of (a) owning, operating, maintaining and expanding the Pasadena Facility, (b) the procurement of feedstocks for and the marketing, distribution and sale of products produced by the Pasadena Facility, and (c) such other activities as reflected in Partnership’s Pasadena Segment.
“Pasadena Facility” means the facility owned by the Subsidiary of Pasadena Holdings in Pasadena, Texas and referred to in the Partnership SEC Reports as the “Pasadena Facility.”
“Pasadena Holdings” means Rentech Nitrogen Pasadena, LLC, a Delaware limited liability company.
“Pasadena Liabilities” means any and all debts, guarantees, assurances, commitments, liabilities (including liabilities under Environmental Laws), responsibilities, losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, fines, penalties, settlements, sanctions, costs, expenses, Taxes, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto, to the extent related to the Pasadena Business.
“Pasadena Sale Net Proceeds” means (a) the actual cash proceeds received by the Partnership or its Included Subsidiaries from a Qualified Pasadena Sale prior to the Closing (it being understood that the adjustments described in Section 1.1(b) of the Partnership Disclosure Schedule shall apply), less (b) (i) all out-of-pocket fees and expenses incurred by the Partnership in connection with the process of selling (including the closing of such sale) the Pasadena Subsidiaries and (ii) the amount of any Indebtedness related to the business of the Pasadena Subsidiaries retained by the Partnership and the Included Subsidiaries following the consummation of the Qualified Pasadena Sale (which, for the avoidance of doubt, shall not include the Indebtedness under the GE Credit Facility existing on the date hereof or incurred in accordance with this Agreement or existing under the Second Lien Notes Indenture).
“Pasadena Segment” means the Pasadena segment of the Partnership described in Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, which relates to the operations of the Pasadena Facility.

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“Pasadena Subsidiaries” means Pasadena Holdings and Rentech Nitrogen Pasadena, LLC, a Delaware limited liability company, and, in the event one or both of such entities are formed, SpinCo and SpinCo GP.
“Pasadena Unaudited Financial Statements” means the unaudited balance sheets of Pasadena Holdings and its consolidated Subsidiaries as of June 30, 2015 and unaudited income statements and statements of cash flows of Pasadena and its Subsidiaries for the six (6) month period ended June 30, 2015.
“Permitted Encumbrances” means: (a) statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens imposed by applicable Law, in each case securing obligation that are not Indebtedness, arising in the ordinary course of business, having no material adverse effect on the value, use or operation of the property encumbered thereby, and for amounts not yet delinquent; and Liens for Taxes or assessments that are not yet delinquent; or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business consistent with past practice and for which adequate reserves in accordance with GAAP have been established by the Party responsible for payment thereof, (b) rights reserved to or vested in any Governmental Authority to control or regulate any of the Partnership’s or Parent’s or their respective Subsidiaries’ properties or assets in any manner, (c) Liens existing on the date of this Agreement securing, with respect to the Partnership, Indebtedness under (x) the GE Credit Facility and (y) the Second Lien Notes Indenture, and with respect to Parent, that certain Credit and Guaranty Agreement, dated as of April 13, 2011, among Coffeyville Resources Nitrogen Fertilizers, LLC, CVR Partners, LP, the lenders party thereto and Goldman Sachs Lending Partners, LLC, as administrative agent and collateral agent, (d) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Partnership or the Parent or any of their respective Subsidiaries existing as of the date of this Agreement and that do not materially interfere with the operation, value or use of the property or asset affected, (e) Liens arising under or pursuant to the Organizational Documents of any Partnership Entity or Parent Entity, as the case may be, (f) those Liens (x) in the case of the Partnership, set forth on Section 1.1(c) of the Partnership Disclosure Schedule and (y) in the case of Parent, set forth on Section 1.1(c) of the Parent Disclosure Schedule, and (g) all other Liens, charges, encumbrances, defects and irregularities, in each case, not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to materially interfere with the operation, value or use of the property or asset affected.
“Person” or “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any group comprised of two or more of the foregoing.
“Phantom Unit” means each “Phantom Unit,” as defined in the Partnership LTIP, granted under the Partnership LTIP.

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“Public Common Units” means the Partnership Common Units, excluding the Partnership Common Units owned by the Partnership Parents.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.
“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.
“SEC” means the Securities and Exchange Commission.
“Second Lien Notes” means the 6.500% Second Lien Senior Secured Notes due 2021 of the Partnership and Finance Corp. issued pursuant to the Second Lien Notes Indenture.
“Second Lien Notes Indenture” means the Indenture, dated as of April 12, 2013, as amended, restated, supplemented or otherwise modified from time to time, by and among the Partnership, Finance Corp. and Wilmington Trust, National Association, as trustee and collateral trustee.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Services Agreement” means the Services Agreement, dated as of November 9, 2011, as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement, by and among the Partnership, the Partnership GP and the Partnership Ultimate Parent.
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law.
“Tax Law” means any Law relating to Taxes.
“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

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“Tax” or “Taxes” means (a) any taxes, charges, fees, levies, assessments, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including all net income, gross income, gross receipts, net proceeds, alternative or add on minimum, sales, use, ad valorem, value added, turnover, goods and services, capital, transfer, registration, franchise, profits, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, employer health, fuel, excess profits, premium, windfall profit, excise, estimated, severance, stamp, occupation, property, personal property (tangible and intangible), leasing, lease, user, custom duties, or other similar assessments or charges of any kind whatsoever, together with any interest, penalties, or additions thereto, whether disputed or not; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member for any period of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under foreign, state or local Law; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.
1.2    Table of Defined Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Action	6.11(a)
Affiliate	1.1
Agreement	Preamble
Alternative Proposal	6.5(g)(i)
Antitrust Laws	6.3(a)
Average Closing Price	1.1
Balance Sheet Date	4.7(d)
Book-Entry Units	3.2(a)
Business Day	1.1
Cash Consideration	3.1(c)
CERCLA	1.1
Certificate	3.2(a)
Certificates of Merger	2.2
Claim	6.11(a)
Closing	2.4
Closing Date	2.4
COBRA	4.17(k)
Code	1.1
Compliance Action	6.3(d)
Confidentiality Agreements	1.1
Continuing Employees	6.15(b)

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Term	Section
control	1.1
controlled by	1.1
controlling	1.1
Debt Transactions	6.19(b)
Derivative Instrument	4.11(a)(xi)
Director and Officer Indemnification Agreement	1.1
Disguised Sale	3.3(k)
Disputed Amount	6.18(b)
Disputed Items	6.18(e)
Dispute Notice	6.18(e)
DLLCA	1.1
DRULPA	1.1
Effective Time	2.2
Employee Benefit Plan	1.1
Employees	1.1
Environmental Laws	1.1
Environmental Permit	1.1
ERISA	1.1
ERISA Affiliate	4.17(d)
Evaluation Material	6.8
Exchange Act	1.1
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Existing GSO Investment	6.22
Existing Partnership Agreement	1.1
Final Determination	1.1
Finance Corp.	1.1
GAAP	1.1
GE Credit Facility	1.1
Governmental Authority	1.1
GP Merger	2.1
Group	4.24(b)
GSO Exchange	6.22
GSO Funds	6.22
Hazardous Material	1.1
HSR Act	1.1
Included Subsidiaries	1.1
Indebtedness	1.1
Indemnitees	1.1
Indemnification Expenses	6.11(a)
Indemnified Parties	6.11(a)

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Term	Section
Independent Accountant	6.18(e)
Initial Pasadena Statement	6.18(b)
Pasadena Assets	1.1
Knowledge	1.1
Latham & Watkins	2.4
Law	1.1
Letter of Transmittal	3.3(b)
Lien	1.1
Material Adverse Effect	1.1
Merger Consideration	3.1(c)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	2.1
Nonparty Affiliates	9.10
Non-Union Continuing Employee	6.15(a)
Non-Union Employee	6.15(a)
Notice Period	6.5(d)(i)
NYSE	1.1
Offer Documents	6.19(c)
Officer’s Certificate	6.17
Organizational Documents	1.1
Other Parties	1.1
Outside Date	8.1(e)
Parent	Preamble
Parent Affiliate Units	3.1(a)
Parent Agreement	1.1
Parent Board	1.1
Parent Common Units	1.1
Parent Disclosure Schedule	1.1
Parent Employee Benefit Plan	1.1
Parent Entities	Preamble
Parent Expenses Amount	8.4(a)
Parent Financial Statements	5.7(b)
Parent GP	1.1
Parent Intellectual Property	5.20
Parent Material Adverse Effect	1.1

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Term	Section
Parent Material Agreement	5.11(a)
Parent Permits	5.10(b)
Parent SEC Documents	5.7(a)
Parent Unitholders	1.1
Partnership	Preamble
Partnership Board	Recitals
Partnership Board Recommendation	6.4(b)
Partnership CBAs	4.17(m)
Partnership Certificate of Limited Partnership	1.1
Partnership Change in Recommendation	6.5(c)
Partnership Common Units	1.1
Partnership Disclosure Schedule	1.1
Partnership Employee Benefit Plan	4.17(a)
Partnership Entities	Preamble
Partnership Expenses Amount	8.4(a)
Partnership Fairness Opinion	4.19
Partnership Financial Advisor	1.1
Partnership Financial Statements	4.7(b)
Partnership GP	Preamble
Partnership GP Agreement	1.1
Partnership GP Certificate of Formation	1.1
Partnership GP Interest	1.1
Partnership GP Parent Consent	Recitals
Partnership Intellectual Property	4.21
Partnership LTIP	1.1
Partnership Material Adverse Effect	1.1
Partnership Material Agreement	4.11(a)
Partnership Meeting	1.1
Partnership Merger	2.1
Partnership Parents	1.1
Partnership Permits	4.10(b)
Partnership Related Party Transaction	4.20
Partnership SEC Documents	4.7(a)
Partnership Service Provider	1.1
Partnership Support Agreement	Recitals
Partnership Unitholder Approval	7.1(a)
Partnership Unitholders	1.1
Party	1.1
Pasadena Assets	1.1

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Term	Section
Pasadena Business	1.1
Pasadena Distribution	6.20(a)
Pasadena Facility	1.1
Pasadena Holdings	1.1
Pasadena Liabilities	1.1
Pasadena Sale Net Proceeds	1.1
Pasadena Segment	1.1
Pasadena Subsidiaries	1.1
Pasadena Unaudited Financial Statements	1.1
Pension Plan	4.17(d)
Permitted Encumbrances	1.1
Person	1.1
Phantom Unit	1.1
Post-Closing Period	6.15(a)
Pre-Closing Period	6.1(a)
Proceedings	4.14
Proxy Statement	4.6
Public Common Units	1.1
Qualified Pasadena Sale	6.18(a)
Registration Rights Agreement	Recitals
Registration Statement	5.6
Release	1.1
Releasees	6.11(f)
Representatives	1.1
SEC	1.1
Second Lien Notes	1.1
Second Lien Notes Documents	6.19(a)
Second Lien Notes Indenture	1.1
Section 707 Consideration	3.3(k)
Securities Act	1.1
Separation	6.20(a)
Separation Agreement	6.20(a)
Services Agreement	1.1
SpinCo	Recitals
SpinCo GP	6.20(a)
Spin-Off Transaction	6.20(a)
Spin-Off Trigger Date	6.20(a)
Spin-Off Trigger Event	6.20(a)
Subsidiary	1.1
Superior Proposal	6.5(g)(ii)
Surviving Entities	2.1

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Term	Section
Surviving GP	2.1
Surviving Partnership	2.1
Surviving Partnership Common Units	3.1(a)
Takeover Law	1.1
Target Resolution Date	6.18(b)
Tax	1.1
Tax Law	1.1
Tax Return	1.1
Taxes	1.1
Termination Fee	8.4(h)
Transaction Agreement	Recitals
Transaction Litigation	6.3(f)
Transferred Assets	6.20(a)
Transition Services Agreement	6.23
Union Continuing Employee	6.15(b)
Union Employee	6.15(b)
Unit Consideration	3.1(c)
Vinson & Elkins	6.17
Willful Breach	8.3

1.3    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:
(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;
(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;
(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;
(d)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;
(e)    the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;
(f)    a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

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(g)    all references to prices, values or monetary amounts refer to United States dollars;
(h)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;
(i)    this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;
(j)    the captions of the articles, sections or subsections and the table of contents appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect the interpretation of any provisions of this Agreement;
(k)    any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;
(l)    the Annexes and Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;
(m)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;
(n)    all references to days mean calendar days unless otherwise provided; and
(o)    all references to time mean Los Angeles, California time.
ARTICLE II
THE MERGERS; EFFECTS OF THE MERGERS
2.1    The Mergers and Surviving Entities. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, (a) Merger Sub 1 will merge with and into the Partnership GP (the “GP Merger”) and Merger Sub 2 will simultaneously merge with and into the Partnership (the “Partnership Merger” and together with the GP Merger, the “Mergers”), (b) the separate existence of Merger Sub 1 will cease and the Partnership GP will survive and continue to exist as a Delaware limited liability company (the “Surviving GP”) and (c) the separate existence of Merger Sub 2 will cease and the Partnership will survive and continue to exist as a Delaware limited partnership (the “Surviving Partnership”, and together with the Surviving GP, the “Surviving Entities”).
2.2    Effectiveness and Effects of the Mergers. Subject to provisions of this Agreement, the Mergers will become effective upon the filing of properly executed certificates of merger (the “Certificates of Merger”) with the office of the Secretary of State of the State of Delaware or such

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later date and time as may be agreed to by Parent and the Partnership and set forth in such Certificates of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Mergers will have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.
2.3    Organizational Documents; Admission of Parent; Books and Records.
(a)    Certificate of Limited Partnership and Agreement of Limited Partnership. At the Effective Time, (i) the Partnership Certificate of Limited Partnership will be replaced with the certificate of formation of Merger Sub 2 which will be the certificate of formation of the Surviving Partnership until duly amended in accordance with the terms of this Agreement and applicable Law and (ii) the Existing Partnership Agreement will be replaced with a limited liability company agreement to be agreed upon by Parent and the Partnership which will be the limited liability company agreement of the Surviving Partnership until duly amended in accordance with the terms thereof, this Agreement and applicable Law.
(b)    Certificate of Formation and Limited Liability Company Agreement. At the Effective Time, (i) the Partnership GP Certificate of Formation will remain unchanged and will be the certificate of formation of the Surviving GP until duly amended in accordance with the terms of this Agreement and applicable Law and (ii) the Partnership GP Agreement will remain unchanged and will be the limited liability company agreement of the Surviving GP until duly amended in accordance with the terms thereof, this Agreement and applicable Law.
(c)    Admission of Parent. At the Effective Time, (i) Parent will be admitted as the sole limited partner of the Surviving Partnership (other than any holder of Parent Affiliate Units) and the sole member of the Surviving GP and (ii) the Surviving GP shall continue as the sole general partner of the Surviving Partnership.
(d)    Books and Records. At the Effective Time, (i) the books and records of the Partnership will be revised to reflect that (A) all limited partners of the Partnership immediately prior to the Effective Time cease to be limited partners of the Surviving Partnership pursuant to the terms of this Agreement and (B) that Parent is the sole limited partner of the Surviving Partnership (other than any holder of Parent Affiliate Units) and (ii) the books and records of the Partnership GP will be revised to reflect that (A) the sole member of the Partnership GP immediately prior to the Effective Time will cease to be a member of the Partnership GP pursuant to the terms of this Agreement and (B) Parent is the sole member of the Surviving GP.
2.4    Closing. Subject to the provisions of Article VII, the closing of the Mergers and the other transactions contemplated hereby (the “Closing”) will occur on (a) the second Business Day after the day on which the last of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that if such second Business Day falls on or after the record date for the payment of distributions on the Parent Common Units or the Partnership Common Units, as the case may be, but before the record date for the payment of distributions on the common units of the other partnership for a particular quarter, then the Closing shall be deferred to the Business Day

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immediately after such later record date for the payment of distributions, or (b) such other date to which Parent and the Partnership may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement will take place at the offices of Latham & Watkins LLP (“Latham & Watkins”), 355 South Grand Avenue, Los Angeles, California, at 5:00 a.m. Los Angeles time on the Closing Date.
ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES
3.1    Merger Consideration. Subject to the provisions of this Agreement and in accordance with the relevant provisions of the DRULPA and the DLLCA, at the Effective Time, by virtue of the Mergers and without any action on the part of the Parent Entities, the Partnership Entities, any holder of securities or any other Person:
(a)    All of the Partnership Common Units outstanding immediately prior to the Effective Time, other than any Parent Affiliate Units, will be automatically converted into the right to receive cash and Parent Common Units as set forth in Section 3.1(c) and all of the member interests in the Partnership GP outstanding immediately prior to the Effective Time will be automatically cancelled. Each Partnership Unit issued and outstanding immediately prior to the Effective Time held of record by an Affiliate of Parent and specified in writing by Parent not less than two (2) Business Days prior to the Closing (such Partnership Units, the “Parent Affiliate Units”), shall remain outstanding as common units representing limited partner interests in the Surviving Partnership (“Surviving Partnership Common Units”).
(b)    The Partnership GP Interest in the Partnership issued and outstanding immediately prior to the Effective Time will remain outstanding in the form set forth in the Existing Partnership Agreement.
(c)    Each Partnership Common Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) 1.04 Parent Common Units which Parent Common Units will be duly authorized and validly issued in accordance with applicable Laws and the Parent Agreement, as applicable (the “Unit Consideration”) and (ii) $2.57 in cash, without interest (and as may be adjusted pursuant to Section 6.18(c), the “Cash Consideration”, and together with the Unit Consideration, the “Merger Consideration”).
(d)    The member interests of the Partnership GP issued and outstanding immediately prior to the Effective Time will automatically be cancelled and no consideration will be received therefor.
(e)    All of the member interests in Merger Sub 1 issued and outstanding immediately prior to the Effective Time will automatically be converted into the sole member interest in the Surviving GP. All of the member interests in Merger Sub 2 issued and outstanding immediately prior to the Effective Time will automatically be converted into, in the aggregate, a number of Surviving Partnership Common Units representing a 99.0% limited partner interest in the Surviving Partnership, after taking into account the number of Parent Affiliate Units that remain outstanding as Surviving Partnership Common Units in accordance with Section 3.1(a).

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(f)    Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Partnership Common Units (if any) owned by the Partnership or its wholly owned Subsidiaries or by Parent or its wholly owned Subsidiaries (other than any Parent Affiliate Units) will automatically be cancelled and no consideration will be received therefor.
3.2    Rights As Unitholders; Unit Transfers.
(a)    All Partnership Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) will cease to be outstanding and will automatically be canceled and will cease to exist when converted as a result of and pursuant to the Mergers. At the Effective Time, subject to Section 3.1(f), each holder of a certificate representing Partnership Common Units, (a “Certificate”) and each holder of non-certificated Partnership Common Units (other than any Parent Affiliate Units), represented by book-entry (“Book-Entry Units”), will cease to be a unitholder of the Partnership and cease to have any rights with respect thereto, except the right to receive (a) the Merger Consideration, and the right to be admitted as an additional limited partner in connection therewith, (b) any cash to be paid in lieu of any fractional Parent Common Unit in accordance with Section 3.3(d), and (c) any distributions in accordance with Section 3.3(c), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3. In addition holders as of the relevant record date of Partnership Common Units outstanding immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such Partnership Common Units with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership with respect to such units in accordance with the terms of the Existing Partnership Agreement and this Agreement and which remains unpaid as of the Effective Time. Such distributions by the Partnership are not part of the Merger Consideration, and will be paid on the payment date set therefor to such holders of Partnership Common Units whether or not they exchange their Partnership Common Units pursuant to Section 3.3. At the Effective Time, the unit transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the unit transfer books of the Partnership with respect to Partnership Common Units.
(b)    All member interests of the Partnership GP cancelled pursuant to Section 3.1(d) will cease to be outstanding and will cease to exist as a result of and pursuant to the Mergers. At the Effective Time, the applicable Partnership Parent will cease to be the sole member of the Partnership GP and cease to have any rights with respect thereto. At the Effective Time, the member interest transfer books of the Partnership GP will be closed immediately and there will be no further registration of transfers on the member interest transfer books of the Partnership GP.
3.3    Exchange of Certificates.
(a)    Exchange Agent. Prior to the Effective Time, Parent will appoint a commercial bank or trust company reasonably acceptable to the Partnership to act as exchange agent hereunder for the purpose of exchanging applicable Partnership Common Units for the Merger Consideration as required by this Article III (the “Exchange Agent”). Promptly after the Effective Time, Parent will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Partnership Common Units, for exchange in accordance with this Article III, through the Exchange Agent, Parent Common Units and cash as required by this

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Article III. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.3(c) and to make payments in lieu of any fractional Parent Common Units pursuant to Section 3.3(d), in each case without interest. Any cash (including as payment for any fractional Parent Common Units in accordance with Section 3.3(d) and any distributions with respect to such fractional Parent Common Units in accordance with Section 3.3(c)) and Parent Common Units deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent, deliver the Merger Consideration contemplated to be paid for Partnership Common Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c) and 3.3(d), the Exchange Fund will not be used for any other purpose. Parent or its designee shall pay all charges and expenses of the Exchange Agent in connection with the provisions of this Article III.
(b)    Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Partnership Common Units as of the Effective Time (other than the Partnership and its Subsidiaries and Parent and its Subsidiaries and any holder of Parent Affiliate Units) (i) a letter of transmittal (specifying that in respect of certificated Partnership Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Partnership Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Partnership Common Units immediately prior to the Effective Time (other than the Partnership and its Subsidiaries and Parent and its Subsidiaries and any holder of Parent Affiliate Units) will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (A) Parent Common Units representing, in the aggregate, the whole number of Parent Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all Partnership Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional Parent Common Units pursuant to Section 3.3(d) and distributions pursuant to Section 3.3(c). No interest will be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional Parent Common Units, or any Parent distributions payable pursuant to Section 3.3(c). In the event of a transfer of ownership of Partnership Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration, payable in respect of such Partnership Common Units may be paid to a transferee, if the Certificate representing such Partnership Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Partnership Common Units, accompanied by all documents reasonably required to evidence and effect such transfer and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration,

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in any name other than that of the record holder of such Partnership Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration, payable in respect of Partnership Common Units, and (without the necessity of such surrender) any cash or distributions to which such holder is entitled pursuant to Section 3.3.
(c)    Distributions with Respect to Unexchanged Partnership Common Units. No distributions declared or made with respect to Parent Common Units with a record date after the Effective Time will be paid to the holder of any Partnership Common Units with respect to Parent Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional Parent Common Units will be paid to any such holder until such holder has delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there will be paid to such holder of Parent Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional Parent Common Units to which such holder is entitled pursuant to Section 3.3(d) (which shall be paid by the Exchange Agent as provided therein) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to Parent Common Units and payable with respect to such Parent Common Units, and (ii) promptly after such compliance, or, if later, at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such Parent Common Units (which shall be paid by Parent).
(d)    Fractional Parent Common Units. No certificates or scrip of Parent Common Units representing fractional Parent Common Units or book entry credit of the same will be issued upon the surrender of Partnership Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Units. Notwithstanding any other provision of this Agreement, each holder of Partnership Common Units converted in the Mergers who would otherwise have been entitled to receive a fraction of a Parent Common Unit (after taking into account all Partnership Common Units exchanged by such holder) will receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a Parent Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The Parties acknowledge that payment of the cash in lieu of issuing fractional shares of Parent Common Units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Parent Common Units.

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(e)    Further Rights in Partnership Common Units. The Merger Consideration issued upon conversion of a Partnership Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(d)) and any declared distributions to be paid on Parent Common Units as described in Section 3.3(c) will be deemed to have been issued in full satisfaction of all rights pertaining to such Partnership Common Unit.
(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Partnership Common Units after one (1) year following the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Partnership Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration, payable in respect of such Partnership Common Units, any cash in lieu of fractional Parent Common Units to which they are entitled pursuant to Section 3.3(d), or any distributions with respect to Parent Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Partnership Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity will, to the extent permitted by applicable Law, be held by Parent. Without limitation of the foregoing, after one (1) year following the Effective Time any amounts remaining unclaimed by holders of Partnership Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto under abandoned property, escheat or similar laws.
(g)    Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect of Partnership Common Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.3(c).
(h)    Withholding. Parent and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Partnership Common Units such amounts as Parent or the Exchange Agent reasonably deems to be required to deduct and withhold under the Code or any provision of state or local Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate taxing authority, such amounts will be treated for all purposes of this Agreement as having been paid to the holder of Partnership Common Units in respect of whom such deduction and withholding was made by the Exchange Agent.
(i)    Book Entry and Admission of Holders of Parent Common Units as Additional Limited Partners of Parent. All Parent Common Units to be issued in the Mergers will be issued in book-entry form, without physical certificates. Upon the issuance of Parent Common Units to the holders of Partnership Common Units in accordance with this Section 3.3, and the compliance by such holders with the requirements of the Parent Agreement, which requirements may be satisfied by each holder of Parent Common Units by the execution and delivery by such holder of a completed

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and executed Letter of Transmittal, Parent will be deemed to have automatically consented to the admission of such holder as a member of Parent in respect of its Parent Common Units and will reflect such admission on the books and records of Parent.
(j)    Investment of the Exchange Fund. Parent will cause the Exchange Agent to invest the Exchange Fund as directed by Parent on a daily basis in (i) short term direct obligations of the United States of America with maturities of no more than thirty (30) days, (ii) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s; provided, however, that no such investment or loss thereon affects the amounts payable or the timing of the amounts payable to the Partnership Unitholders pursuant to the other provisions of this Section 3.3. Any interest and other income resulting from such investments will be paid promptly to Parent.
(k)    Tax Characterization of Partnership Merger. The Partnership and Parent each acknowledges and agrees that for U.S. federal income Tax purposes each of the holders of Partnership Common Units that exchanges its Partnership Common Units pursuant to the Partnership Merger will be deemed to contribute its Partnership Common Units to Parent in exchange for the Merger Consideration (including any cash received in lieu of fractional Parent Common Units pursuant to Section 3.3(d)) and the deemed assumption of each such holder’s share of the liabilities of the Partnership. The Partnership and Parent each acknowledges and agrees that for U.S. federal income Tax purposes such deemed transaction will qualify in part for nonrecognition of gain or loss pursuant to Section 721 of the Code and will be characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulation Section 1.707-3(a)(1) (the “Section 707 Consideration,” which, for the avoidance of doubt, includes, any cash received in lieu of fractional Parent Common Units pursuant to Section 3.3(d), the Cash Consideration and any amount of liabilities other than “qualified liabilities” (within the meaning of Treasury Regulation Section 1.707-5(a)(6)) deemed to be assumed as part of such transaction) (such sale, a “Disguised Sale”). Each of the Partnership and Parent agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a Final Determination.
(l)    Pasadena Distribution. Notwithstanding anything in this Agreement to the contrary, in the event that the Pasadena Distribution occurs, the Mergers shall not affect the right of any holder of Partnership Common Units as of the record time for the Pasadena Distribution to receive its share of SpinCo Common Units pursuant to the Pasadena Distribution.
3.4    Anti-Dilution Provisions. Without limiting the covenants in Sections 6.1 and 6.2, in the event the outstanding Partnership Common Units or Parent Common Units shall have been changed into a different number of units or a different class after the date hereof by reason of any subdivisions, reclassifications, splits, unit distributions, combinations or exchanges of Partnership Common Units or Parent Common Units, the Merger Consideration will be correspondingly

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adjusted to provide to the holders of such Partnership Common Units the same economic effect as contemplated by this Agreement prior to such event.
3.5    Treatment of Phantom Units. Prior to the Effective Time, the Partnership Board (or any committee responsible for administering the Partnership LTIP) shall pass resolutions to effect any necessary actions required by this Section 3.5.
(a)    Continuing Employees. Immediately prior to the Effective Time, all outstanding Phantom Units that are held by any Employee who is a Continuing Employee will be automatically cancelled and forfeited in exchange solely for the consideration contemplated by this Section 3.5(a). At the Effective Time, Parent shall grant a replacement incentive award to each such Continuing Employee that was required to forfeit such Continuing Employee’s Phantom Units pursuant to the preceding sentence which replacement incentive award is equal in value (determined by reference to the closing price of the units underlying such replacement award (on the primary exchange on which such units are traded) on the Closing Date) to the aggregate value of such Continuing Employee’s cancelled and forfeited Phantom Units (such value to be determined by multiplying the Closing Date value of the Merger Consideration per Partnership Common Unit by the number of Phantom Units cancelled and forfeited by such Continuing Employee in accordance with this Section 3.5(a)). The new incentive award will be granted under the Parent LTIP in the form of a “Phantom Unit” as defined under the Parent LTIP, and will be subject to substantially the same terms and conditions (including without limitation, applicable vesting and payment timing provisions) as those applicable to the cancelled and forfeited Phantom Units as of immediately prior to the Effective Time, and shall otherwise be subject to the terms of the Parent LTIP. All new incentive awards granted under the Parent LTIP pursuant to Section 3.5(a) shall be designed to be compliant with or exempt from, as applicable, Section 409A of the Code. For the avoidance of doubt, any then-accumulated distribution equivalents payable upon a subsequent vesting date pursuant to distribution equivalent rights linked to any Phantom Unit forfeited in accordance with this Section 3.5(a) shall be paid by Parent to the Continuing Employee upon the vesting of the Parent “Phantom Unit” corresponding to such forfeited Phantom Unit.
(b)    Employees That Will Not Be Continuing Employees and Partnership Board Members. Each Phantom Unit granted under the Partnership LTIP and held by (i) an Employee who is terminated at the Effective Time and does not become a Continuing Employee or (ii) any member of the Partnership Board, in any case, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and be cancelled and, in consideration therefor, the holder of such Phantom Unit shall be entitled to receive the Merger Consideration. In addition, any then-accumulated distribution equivalents payable pursuant to distribution equivalent rights with respect to each Phantom Unit that vests pursuant to this Section 3.5(b) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and be paid to the holder thereof in cash.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
Except as set forth in (a) all Partnership SEC Documents filed by the Partnership with the SEC on its Electronic Data Gathering, Analysis and Retrieval system under the Exchange Act or

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the Securities Act since January 1, 2014 and prior to the date of this Agreement, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Partnership Disclosure Schedule prior to the execution of this Agreement (provided that (i) disclosure in any section of such Partnership Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Partnership Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect), the Partnership represents and warrants to Parent as follows:
4.1    Organization, General Authority and Standing. Each of the Partnership Entities is a limited partnership or limited liability company, as the case may be, validly existing and in good standing under the Laws of the State of Delaware. Section 4.1 of the Partnership Disclosure Schedule sets forth a true and complete list of the respective Subsidiaries of the Partnership and the Partnership GP. The Partnership Entities have all requisite power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted and each are duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in each case as have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Each of the Partnership’s Included Subsidiaries is (a) a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in the case of clauses (b) and (c), such jurisdictions where the failure to be so licensed, qualified or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Copies of the Organizational Documents of each Partnership Entity and its Included Subsidiaries, as in effect as of the date hereof, have been made available to Parent and such Organizational Documents are in full force and effect as of the date hereof. Neither Partnership Entity nor any of its Included Subsidiaries is in violation of its respective Organizational Documents.

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4.2    Capitalization.
(a)    The authorized equity interests of the Partnership consist solely of Partnership Common Units and a general partner interest in the Partnership. As of the date hereof, there are 38,927,609 Partnership Common Units issued and outstanding, and all such Partnership Common Units and limited partner interests represented thereby were duly authorized and are validly issued in accordance with the Existing Partnership Agreement, and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date of this Agreement, the Partnership has reserved 3,825,000 Partnership Common Units for issuance pursuant to awards under the Partnership LTIP, of which 206,842 Partnership Common Units are covered by outstanding Phantom Units and 3,337,592 Partnership Common Units remain available for new awards under the Partnership LTIP. Section 4.2(a) of the Partnership Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all holders of outstanding Phantom Units, indicating with respect to each award of Phantom Units, the number of Phantom Units, the purchase price (if any) required to be paid therefor, and the date of grant. The Partnership GP is the sole general partner of the Partnership, owning all of the outstanding general partner interests in the Partnership, and such general partner interests were duly authorized and validly issued in accordance with the Existing Partnership Agreement and are solely non-economic interests. A Partnership Parent is the sole member of the Partnership GP, owning all of the outstanding member interests in Partnership GP.
(b)    As of the date hereof, except as set forth above in Section 4.2(a) or Section 4.2(b) of the Partnership Disclosure Schedule, (i) there are no partner interests, member interests or other equity securities of the Partnership Entities or any of their Included Subsidiaries issued or authorized and reserved for issuance, (ii) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Partnership Entity or any of its Included Subsidiaries to issue, transfer or sell any partnership or other equity interest of the Partnership Entity or such Included Subsidiary or any securities convertible into or exchangeable for such partner interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of any Partnership Entity or any of its Included Subsidiaries to repurchase, redeem or otherwise acquire any partner interest or other equity interest in the Partnership Entity or any of its Included Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.
(c)    Neither Partnership Entity nor any of its Included Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Partnership Unitholders on any matter.
(d)    There are no voting trusts or other agreements or understandings to which a Partnership Entity or any of its Included Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of a Partnership Entity or any of its Included Subsidiaries.

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4.3    Equity Interests in other Entities. Other than ownership interests in its Subsidiaries as set forth in Section 4.1 of the Partnership Disclosure Schedule, neither the Partnership nor Partnership GP owns beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind. The Partnership owns such interests in its Included Subsidiaries free and clear of all Liens except for Permitted Encumbrances.
4.4    Power, Authority and Approvals of Transactions.
(a)    Each of the Partnership Entities has the requisite limited partnership or limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Partnership Unitholder Approval, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership Entities and, assuming due authorization, execution and delivery by the Other Parties thereto, constitutes the valid and binding obligation of each of the Partnership Entities, enforceable against each of the Partnership Entities in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles). The Partnership Board has (i) determined that it is in the best interests of the Partnership and the Partnership Unitholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (iii) resolved to submit this Agreement to a vote of the Partnership Unitholders and recommend adoption of this Agreement by the Partnership Unitholders.
(b)    Subject to receipt of the Partnership Unitholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary limited partnership or limited liability company action, as applicable, by each of the Partnership Entities. The vote or consent of the Partnership Board and the Partnership GP Parent Consent, each of which have been obtained, and the Partnership Unitholder Approval, are the only votes or consents of the Partnership Entities and their respective limited partners, general partners or members, as applicable, necessary for such Partnership Entities to enter into and adopt this Agreement and approve the transactions contemplated hereby, including the Spin-Off Transactions.
4.5    No Violations or Defaults. Subject to required filings under federal and state securities Laws and with NYSE, assuming the other consents and approvals contemplated by Section 4.6 are duly obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Partnership Entities do not and will not (a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture agreement or other instrument or obligation to which a Partnership Entity or any of its respective Subsidiaries is a party or by which a Partnership Entity or any of its Subsidiaries or properties is subject or bound except for such breaches, violations, defaults, terminations, cancellations or accelerations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (b) constitute a breach or violation of, or a default under the Existing

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Partnership Agreement, the Partnership Certificate of Limited Partnership, the Partnership GP Agreement or the Partnership GP Certificate of Formation or the Organizational Documents of any of the Partnership Entities’ respective Subsidiaries, (c) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the Partnership Entities or any of their Included Subsidiaries or (d) result in the creation of any material Lien on any of the assets of the Partnership Entities or any of their Included Subsidiaries’ assets.
4.6    Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary to be obtained by the Partnership Entities or any of their Subsidiaries in connection with (a) the execution and delivery by the Partnership Entities of this Agreement or (b) the consummation by the Partnership Entities of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of a proxy statement (the “Proxy Statement”) relating to the matters to be submitted to the Partnership Unitholders at a Partnership Meeting and other filings required under federal or state securities Laws, (ii) the filing and effectiveness of the Certificates of Merger with the Secretary of State of the State of Delaware, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (iv) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, (v) in the event of a Pasadena Distribution, the filing of a Form 10 with the SEC registering the SpinCo Common Units under the Exchange Act and (v) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
4.7    Financial Reports and the Partnership SEC Documents; Absence of Undisclosed Liabilities.
(a)    Since January 1, 2014, the Partnership has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, the “Partnership SEC Documents”). At the time filed (except to the extent amended by a subsequently filed Partnership SEC Document prior to the date hereof, in which case as of the date of such amendment), each Partnership SEC Document complied in all material respects with the applicable requirements of the Securities Act, Exchange Act and the Sarbanes-Oxley Act, as the case may be, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
(b)    The consolidated financial statements of the Partnership and its Subsidiaries included in the Partnership SEC Documents (the “Partnership Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP in all material respects applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations), and (iii) fairly present in all material respects the consolidated financial position of the Partnership and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments which are not individually or in the aggregate material).
(c)    Neither the Partnership nor any of its Included Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Partnership and any of its Included Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Documents.
(d)    Except as reflected or reserved against in the Partnership’s consolidated balance sheet as of March 31, 2015 (the “Balance Sheet Date”) (or notes thereto) included in the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended the Balance Sheet Date, neither the Partnership nor any of its Subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Partnership, except liabilities that: (i) are incurred since the Balance Sheet Date in the ordinary course of business, (ii) are incurred in accordance with this Agreement or in connection with the transactions contemplated hereby, (iii) are disclosed in Section 4.7(d) of the Partnership Disclosure Schedule, or (iv) have not had and would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect.
(e)    Except as set forth in Section 4.7(e) of the Partnership Disclosure Schedule, upon consummation of the Qualified Pasadena Sale or Spin-Off Transactions, as applicable, none of the Partnership Entities or any Included Subsidiary will have any material liability related to the business of any of the Pasadena Subsidiaries.
4.8    Internal Controls and Procedures. The Partnership has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Partnership, including its Included Subsidiaries, required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Partnership’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.
4.9    Absence of Certain Changes or Events.
(a)    Since December 31, 2014, there has not been any change, event, development, circumstance, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(b)    Since December 31, 2014 through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, the Partnership Entities and their respective Subsidiaries have carried on and operated the businesses of the Partnership and its Subsidiaries in all material respects in the ordinary course of business, and none of the Partnership nor any of its Subsidiaries has undertaken any action that would be prohibited by clauses (iii), (viii), (iv) (ix), (x), (xiv) or (to the extent related to any of the foregoing clauses) (xviii) of Section 6.1(b) if such provisions were in effect at all times since December 31, 2014.
4.10    Compliance with Applicable Law; Permits.
(a)    Except with respect to Tax matters (which are solely provided for in Section 4.16 and, to the extent applicable, Section 4.17) and environmental matters (which are solely provided for in Section 4.12), the Partnership and its Included Subsidiaries are, and since December 31, 2012 have been, in compliance with all, and are and were not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership and its Included Subsidiaries have not received any written communication since December 31, 2012 and prior to the date of this Agreement from a Governmental Authority that alleges that the Partnership or any of its Included Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(b)    The Partnership Entities and their Included Subsidiaries are in possession of all franchises, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Partnership Permits”), except where the failure to be in possession of such Partnership Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. To the Knowledge of the Partnership, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Partnership or any of its Subsidiaries under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew, extend, any Partnership Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
4.11    Material Contracts.
(a)    Section 4.11(a) of the Partnership Disclosure Schedule contains a complete and accurate listing of the following contracts to which (x) any of the Partnership Entities or the Included Subsidiaries is a party or bound or (y) any of the Pasadena Subsidiaries is a party that is material to the business of the Included Subsidiaries, in each case in effect on the date of this Agreement (each contract that is described in this Section 4.11(a) being a “Partnership Material Agreement”):
(i)    each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)    each contract that has a remaining term of more than two years and is not terminable without penalty within ninety (90) days’ notice;
(i)    each contract under which there have or are expected to be annual payments to, or receipts by, the Partnership and its Included Subsidiaries of $750,000 or more;
(ii)    each contract that is with a Governmental Authority;
(iii)    each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets or properties requiring the payment of an annual amount by the Partnership or its Included Subsidiaries, in excess of $750,000;
(iv)    each agreement that constitutes a commitment relating to Indebtedness by the Partnership or the Included Subsidiaries in excess of $750,000, other than agreements solely between or among the Partnership and its Included Subsidiaries;
(v)    each contract for lease of personal property or real property involving aggregate payments in excess of $750,000 in any calendar year that are not terminable within sixty (60) days;
(vi)    each contract that remains in effect as of the date of this Agreement and that provides for indemnification by the Partnership or any of its Included Subsidiaries with respect to liabilities in connection with previous sales of their businesses, assets or properties for consideration in excess of $750,000;
(vii)    each contract that (A) contains a non-compete or similar type of provision that, following the Closing, by virtue of Parent owning the Partnership Entities or any of the Included Subsidiaries as a result of this transaction, would by its terms materially restrict the ability of Parent to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing; (B) imposes any material restriction on the right or ability of any of the Partnership Entities or the Included Subsidiaries to compete with any other Person or acquire or dispose of another Person or (C) contains an exclusivity or “most favored nation” clause that restricts the business of any of the Partnership Entities or the Included Subsidiaries in any material manner;
(viii)    each contract for futures, swap, collar, put, call, floor, cap, option, or other contract that is intended to reduce or eliminate the fluctuations in the prices of commodities (each contract described in this Section 4.11(a)(x), a “Derivative Instrument”) that will be binding on the Partnership or its Included Subsidiaries after the Closing;
(ix)    each material partnership, joint venture or strategic alliance;
(x)    any contract obligating any of the Partnership Entities or the Included Subsidiaries to source the entirety of its requirements for any product from a single supplier or to sell the entirety of its production of any particular commodity to a single off-taker;
(xi)    each contract expressly limiting or restricting the ability of any of the Partnership Entities or Included Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;
(xii)    any contract in the nature of a “take-or-pay-contract”;
(xiii)    each collective bargaining agreement or any other material contract with a labor union;
(xiv)    each agreement under which the Partnership Entities or any of the Included Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $50,000; and
(xv)    each contract to which any Partnership Entity or Included Subsidiary is a party, and any Pasadena Subsidiary is a counterparty.
(b)    Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Partnership Material Agreement may be limited by applicable Law and public policy, each of the Partnership Material Agreements (i) constitutes the valid and binding obligation of the Partnership or its Included Subsidiaries and, to the Knowledge of the Partnership, constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case, unless the failure to be so has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(c)    There is not under any Partnership Material Agreement, any material default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
4.12    Environmental Matters.
(a)    Except as reflected in the Partnership Financial Statements:
(i)    To the Knowledge of the Partnership, the Partnership and its Included Subsidiaries are in compliance in all material respects with all Environmental Laws and Environmental Permits held thereunder;
(ii)    Since January 1, 2011, the Partnership has not, and each of its Included Subsidiaries has not, received any unresolved written notice from any Governmental Authority alleging the Partnership or its Included Subsidiaries are in material violation of or subject to material liability under any Environmental Law or any Environmental Permits held thereunder, with respect to the Partnership’s assets, real properties (whether owned or leased) and operations;
(iii)    There are no actions, suits, proceedings (including civil, administrative and dispute resolution proceedings), claims, or orders that are pending, or, to the Knowledge of the Partnership, threatened in writing by a Governmental Authority or other Person against the Partnership or its Included Subsidiaries which allege a material violation of or material liability under any Environmental Law;
(iv)    Since January 1, 2011, there has been no Release of any Hazardous Material on any real property owned or leased by the Partnership or its Included Subsidiaries or at any other location as a result of the operations of the Partnership or its Included Subsidiaries that has not been remediated as required by any Environmental Law or otherwise adequately reserved for in the Partnership Financial Statements;
(v)    To the Knowledge of the Partnership, since January 1, 2011, there has been no exposure of any Person or property to Hazardous Materials in connection with the properties or operations of the Included Subsidiaries that could reasonably be expected to form the basis of a material claim for damages or compensation;
(vi)    Neither the Partnership nor any of its Included Subsidiaries has received any written notice that it has been identified by any Governmental Authority as a potentially responsible party under CERCLA; and
(vii)    The Partnership and its Included Subsidiaries have made available to Parent all material environmental reports and correspondence addressing material environmental matters that are in the possession or control of the Partnership or its Included Subsidiaries and that have been prepared since January 1, 2011.
(b)    This Section 4.12 constitutes the sole and exclusive representation and warranty of the Partnership with respect to Environmental Permits, Hazardous Materials and Environmental Law.

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4.13    Title to Properties.
(a)    The Partnership and its Included Subsidiaries have good and marketable title to all real and personal properties which are material to the business of Partnership and its Included Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except (i) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Partnership and its Included Subsidiaries, (ii) for Permitted Encumbrances and (iii) such as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(b)    The Qualified Pasadena Sale or the Spin-Off Transaction, as applicable, will not result in the Partnership and the Included Subsidiaries failing to hold all the properties, assets, personnel and rights used in the conduct of the business of the Partnership Entities and the Included Subsidiaries as conducted by the Partnership Entities and the Included Subsidiaries prior to the date of this Agreement.
4.14    Litigation. There are no civil, criminal or administrative actions, suits, litigations, claims, causes of action, arbitrations, mediations or other proceedings (collectively, “Proceedings”) pending or, to the Knowledge of the Partnership, threatened, against the Partnership or its Subsidiaries, except for Proceedings that have not had or would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. To the Knowledge of the Partnership, there is no investigation by a Governmental Authority against the Partnership or its Subsidiaries, except for investigations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
4.15    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership specifically for inclusion in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Proxy Statement is first mailed to Partnership Unitholders, and at the time of the Partnership Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or the Merger Subs for inclusion or incorporation by reference in any of the foregoing documents.
4.16    Tax Matters.
(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect:
(i)    each of the Partnership, its Subsidiaries and Partnership GP has duly and timely filed (taking into account any applicable extensions of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are complete and accurate in all respects;
(ii)    all Taxes owed by the Partnership, its Subsidiaries and Partnership GP (whether or not shown on any Tax Return) have been duly and timely paid in full;
(iii)    there is no Proceeding now pending against the Partnership, any of its Subsidiaries or Partnership GP in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by the Partnership, any of its Subsidiaries, or Partnership GP that is still pending;
(iv)    no written claim has been made by any Tax authority to the Partnership, any of its Subsidiaries, the Partnership GP or the applicable Partnership Parent (in its capacity as owner of the Partnership GP) in a jurisdiction where the Partnership, any of its Subsidiaries or Partnership GP (respectively) does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Partnership, any of its Subsidiaries, Partnership GP or such Partnership Parent;
(v)    there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from the Partnership, any of its Subsidiaries or Partnership GP;
(vi)    each of the Partnership, its Subsidiaries and Partnership GP has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;
(vii)    the Partnership is classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly classified as such since its formation;
(viii)    Partnership GP is currently (and has been since the date of its formation) properly treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes in accordance with Treasury Regulation Section 301.7701-3(b) and each Subsidiary (except Finance Corp.) of the Partnership is currently (and has been since the date of its formation or acquisition, as applicable, by the Partnership) either (i) properly classified as a partnership for U.S. federal income tax purposes, or (ii) properly treated as an entity disregarded as separate from its respective owner for U.S. federal income tax purposes, in either case in accordance with Treasury Regulation Section 301.7701-3(b);

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(ix)    the Partnership and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;
(i)    Finance Corp. was formed by the Partnership for the sole purpose of issuing the Second Lien Notes, except to the extent related to the Second Lien Notes, holds no assets, has no liabilities, and is not a party to any Contract other than its charter documents, and at no time since its formation conducted any business activities or operations of any kind;
(ii)    none of the Partnership, any of its Subsidiaries or Partnership GP (nor any of their respective predecessors) has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (and all relevant predecessor regulations) that could affect its Tax liabilities or the Tax liabilities of its owner(s) (to the extent applicable) for any taxable period for which the period for audit and assessment has not expired; and
(iii)    none of the Partnership, any of its Subsidiaries or Partnership GP has any liability for the Taxes of another person under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of the Partnership, any of its Subsidiaries or Partnership GP, or as a transferee or successor or by contract. None of the Partnership, its Subsidiaries or Partnership GP is a party to or bound by any Tax allocation, indemnification or sharing agreement other than any Tax allocation or sharing provisions contained in commercial contracts not primarily relating to Taxes and entered into by the Partnership, its Subsidiaries or Partnership GP in the ordinary course of business.
(b)    This Section 4.16 and Section 4.17 (to the extent involving Tax matters) constitute the sole and exclusive representations and warranties of the Partnership with respect to Tax matters.
4.17    Employee Benefits; Employment Matters.
(a)    Section 4.17(a) of the Partnership Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan sponsored, maintained, contributed to or required to be contributed to by the Partnership, the Partnership GP or the Included Subsidiaries for the benefit of any current or former Partnership Service Provider or his or her beneficiaries, or with respect to which the Partnership, the Partnership GP or their Included Subsidiaries has any obligation or liability (whether direct, indirect, actual or contingent) (each, a “Partnership Employee Benefit Plan”).
(b)    With respect to each Partnership Employee Benefit Plan, the Partnership has heretofore made available to Parent a true and complete copy, as applicable, of (i) each Partnership Employee Benefit Plan (or a summary thereof if no plan document exists), all amendments thereto and related trust documents, and all administrative service agreements and group insurance contracts relating to each Partnership Employee Benefit Plan, (ii) the most recent summary plan description, (iii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service, (iv) the two most recently prepared annual reports (Form 5500 series) filed with the Internal Revenue

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Service, (v) the most recent actuarial report, and (vi) all filings within the past three (3) years under the IRS’ Employee Plans Compliance Resolution System Program or the Department of Labor Delinquent Filer Program.
(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, each Partnership Employee Benefit Plan has been administered in all respects in accordance with its terms and in compliance with the applicable provisions of all Laws applicable to such Partnership Employee Benefit Plan, including the filing of all required reports and disclosures to any applicable government agency. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, as of the date of this Agreement, there are no proceedings or other claims (except routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Partnership, threatened against or involving any Partnership Employee Benefit Plan.
(d)    Except as set forth on Section 4.17(d) of the Partnership Disclosure Schedule, neither the Partnership, the Partnership GP, nor any entity that would be deemed a “single employer” with the Partnership or the Partnership GP under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) sponsors, maintains, contributes to, has any obligation to contribute to, or has, within the past six (6) years, contributed to or had any obligation to contribute to, any single employer pension plan, multiemployer plan (within the meaning of Section 3(37) of ERISA), or multiple employer plan (within the meaning of Section 413(c) of the Code), in any case, that is subject to Title IV of ERISA or Section 302 of ERISA. With respect to any Partnership Employee Benefit Plan which is subject to Title IV or Section 302 of ERISA (each, a “Pension Plan”) to which the Partnership, the Partnership GP or any ERISA Affiliate made, or was required to make, contributions during the past six (6) years, except as has not had and would not reasonably be expected to have, individually, or in the aggregate, a Partnership Material Adverse Effect: (i) no Pension Plan has failed to satisfy the minimum funding standards set forth in Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred within the past six (6) years; (iii) no liability to the Pension Benefit Guaranty Corporation has been incurred by the Partnership, the Partnership GP or, to the Knowledge of the Partnership, any ERISA Affiliate (other than for non-delinquent premiums); (iv) no liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or is reasonably expected to be incurred by the Partnership, the Partnership GP or, to the Knowledge of the Partnership, any ERISA Affiliate; (v) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Pension Plan and, to the Knowledge of the Partnership, no such proceedings are threatened and no event has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such Pension Plan; (vi) there has been no application for a waiver of the minimum funding standards imposed by Section 412 of the Code; and (vii) no Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i)(4)(A) of the Code).
(e)    No Partnership Employee Benefit Plan, considered individually or considered collectively with any other such plans, will, or could reasonably be expected to, give

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rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (a “Section 280G Payment”) as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Partnership, the Partnership GP or the Included Subsidiaries is a party to or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code due to a Section 280G Payment.
(f)    Except as set forth on Section 4.17(f) of the Partnership Disclosure Schedule or as expressly contemplated by this Agreement, the consummation of the Mergers and the other transactions contemplated hereby alone, or in combination with any other event, will not (i) give rise to any material liability under any Partnership Employee Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount or require the funding, of compensation or benefits due to any current or former Partnership Service Provider or their beneficiaries, or (iii) limit or restrict the right to merge, amend, terminate or transfer the assets of any Partnership Employee Benefit Plan on or following the Closing.
(g)    All payments related to each Partnership Employee Benefit Plan (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to any Partnership Service Provider have been made or, to the extent not yet due, accrued in accordance with GAAP, by the Partnership, the Partnership GP or their Included Subsidiaries in accordance with the provisions of each of the Partnership Employee Benefit Plans and applicable Law.
(h)    No Partnership Employee Benefit Plan is currently under, and neither the Partnership, the Partnership GP nor their Included Subsidiaries has received any written notice of any pending audit or investigation by the IRS, Department of Labor or any other Governmental Authority.
(i)    There has been no amendment to, written interpretation of or binding commitment made by the Partnership, the Partnership GP or the Partnership Ultimate Parent relating to, or change in, employee participation or coverage under, any Partnership Employee Benefit Plan that would increase materially the expense of maintaining such plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.
(j)    Except to the extent limited by applicable Law, the terms of any Partnership Employee Benefit Plan as in effect as of the date hereof, or the terms of any applicable collective bargaining agreement, each Partnership Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to the Partnership, the Partnership GP or their Included Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder).
(k)    No Partnership Employee Benefit Plan provides post-termination or retiree welfare benefits to any person, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA (“COBRA”), or other applicable Law, and neither the Partnership, the Partnership GP nor Included Subsidiaries has any liability to provide post-termination or retiree welfare benefits to any Person or has contracted with any current or former Partnership Service

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Provider (either individually or as a group) that such Partnership Service Provider(s) would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law, and, in any case, except for (i) the continuation of benefits through the month in which a Partnership Service Provider’s service terminates, or (ii) subsidized COBRA premiums pursuant to any employment or similar service agreement.
(l)    As of the date of this Agreement, and since at least January 1, 2015, the Partnership and the Partnership GP and their Included Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment practices and labor, including all such applicable Laws relating to wages, hours, worker classification, collective bargaining, non-discrimination, non-retaliation, recordkeeping, immigration, civil rights, payment of employment-related taxes, safety and health and workers’ compensation.
(m)    Section 4.17(m) of the Partnership Disclosure Schedule sets forth a complete and accurate list of each collective bargaining agreement or other contract with a labor union with respect to Employees by which the Partnership, the Partnership GP or the Included Subsidiaries is bound (collectively, the “Partnership CBAs”). Except as set forth on Section 4.17(m) of the Partnership Disclosure Schedule, none of the Partnership, the Partnership GP or the Included Subsidiaries is a party to, or bound by, any collective bargaining agreement with respect to any Employees. Following the earlier to occur of (i) a Qualified Pasadena Sale or (ii) the Spin-Off Transaction, the only Partnership CBA to which any Partnership Entity or Included Subsidiary will be a party or bound will be the East Dubuque CBA.
(n)    No strike, slowdown, picketing, work stoppage or other organized labor disruption is pending or, to the Knowledge of the Partnership, threatened with respect to any Employee.
4.18    Financial Advisor. Neither the Partnership nor its Subsidiaries have incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Partnership or its Included Subsidiaries will have any responsibility or liability whatsoever, excluding fees to be paid to the Partnership Financial Advisor, pursuant to letter agreements, the existence of which have been heretofore disclosed to Parent and which fees have been disclosed to Parent.
4.19    Opinion of Financial Advisor. The Partnership Board has received the opinion of the Partnership Financial Advisor to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations, qualifications, conditions and other matters considered, the Merger Consideration is fair from a financial point of view to the Partnership Unitholders other than Partnership Ultimate Parent and Parent and its Affiliates (the “Partnership Fairness Opinion”).
4.20    Related Party Transactions. As of the date of this Agreement, none of the Partnership Entities or any of their respective Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of the Partnership or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of any class of equity of the Partnership or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1

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of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Partnership or any of its Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Partnership pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (a “Partnership Related Party Transaction”).
4.21    Intellectual Property. The Partnership Entities and their Included Subsidiaries own or have the right to use all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Partnership Intellectual Property”) free and clear of all encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property has not had and would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. The use of the Partnership Intellectual Property by the Partnership Entities and their Included Subsidiaries in the operation of the their businesses as presently conducted does not infringe upon or misappropriate any intellectual property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
4.22    Insurance. The Partnership Entities and their Included Subsidiaries maintain, or are entitled to the benefits of, third-party insurance in such amounts and against such risks substantially as they believe to be customary for the industries in which the Partnership Entities and their Included Subsidiaries operate. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Partnership Entities and their Included Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Partnership Entities and their Included Subsidiaries, and (b) the Partnership Entities and their Included Subsidiaries are in compliance in all material respects with the terms and provisions of all insurance policies maintained by or on behalf of the Partnership Entities and their Included Subsidiaries as of the date of this Agreement, and none of the Partnership Entities or their Included Subsidiaries are in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.
4.23    Standstill Agreements. All of the “standstill” provisions, if any, included in each effective confidentiality agreement that the Partnership or the Partnership GP entered into prior to the date hereof automatically terminate upon entry into this Agreement by the terms of such confidentiality agreements.
4.24    Pasadena Subsidiaries.
(a)    The Partnership Entities have provided Parent with true and complete copies of the Pasadena Unaudited Financial Statements. The Pasadena Unaudited Financial Statements (i) have been prepared in accordance with GAAP in all material respects applied on a consistent basis during the periods presented thereby, and (ii) fairly present in all material respects the consolidated financial position and operating results and cash flows of Pasadena Holdings and its

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Subsidiaries, on a consolidated basis, as of, and for the periods ended on, the respective dates thereof, subject, however, to the absence of required footnotes and normal year-end audit adjustments.
(b)    Except as set forth on Section 4.24(b) of the Partnership Disclosure Schedule, the Pasadena Subsidiaries, on the one hand, and the Parent Entities and the Included Subsidiaries, on the other hand (each a “Group”), (i) do not own or lease any real or personal property that is used by the other Group in more than de minimis respects, (ii) have independent cash management operations, including independent bank accounts that are used exclusively to hold the funds of each such Group or a member of such Group, (iii) are not parties to, operate under, receive benefits pursuant to or have obligations or liabilities under, any of the same contracts, excluding with respect to insurance, (iv) do not share any employees, (v) do not guarantee and are not otherwise liable for any Indebtedness of a member of the other Group, and (vi) are not joint defendants in, or operate businesses that are jointly subject to, any pending Proceedings.
(c)    Upon the consummation of a Qualified Pasadena Sale or the Spin-Off Transaction, as applicable, the Partnership Entities and the Included Subsidiaries will have no Pasadena Liabilities.
4.25    No Other Representations and Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor its Subsidiaries nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to the Partnership or its Subsidiaries or any of the Partnership’s or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise) or with respect to any other information provided to Parent or the Merger Subs in connection with the Mergers or the other transactions contemplated hereby. Without limiting the generality of the foregoing (except to the extent expressly stated in the representations and warranties set forth in this Article IV), neither the Partnership nor its Subsidiaries nor any other Person will have or be subject to any liability or other obligation to Parent, the Merger Subs or any other Person resulting from the distribution to Parent or the Merger Subs (including their respective Representatives), or Parent’s or the Merger Subs’ (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or the Merger Subs in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers or the other transactions contemplated hereby. Except for the representations and warranties set forth in this Article IV, Parent and the Merger Subs specifically disclaim that they are relying upon or have relied upon any representations or warranties, and acknowledge and agree that the Partnership has specifically disclaimed and does hereby specifically disclaim any such representation or warranty made by any Person. Parent and the Merger Subs specifically disclaim any obligation or duty by the Partnership or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article IV.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUBS
Except as set forth in (a) all Parent SEC Documents filed by Parent with the SEC on its Electronic Data Gathering, Analysis and Retrieval system under the Exchange Act or the Securities Act since January 1, 2014 and on or prior to the date of this Agreement, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Parent Disclosure Schedule prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect), Parent and the Merger Subs represent and warrant to the Partnership as follows:
5.1    Organization, General Authority and Standing. Parent is a limited partnership validly existing and in good standing under the Laws of the State of Delaware and each Merger Sub is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Section 5.1 of the Parent Disclosure Schedule sets forth a true and complete list of the respective Subsidiaries of the Parent and the Parent GP. The Parent Entities have all requisite power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted and each are duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in each case as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent’s Subsidiaries is (a) a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in the case of clauses (b) and (c), such jurisdictions where the failure to be so licensed, qualified or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Copies of the Organizational Documents of each Parent Entity and its Subsidiaries, as in effect as of the date hereof, have been made available to the Partnership and such Organizational Documents are in full force and effect as of the date hereof. Neither a Parent Entity nor any of its Subsidiaries is in violation of its respective Organizational Documents.
5.2    Capitalization.
(a)    The authorized equity interests of Parent consist solely of Parent Common Units and a general partner interest in Parent. As of the date hereof, there are 73,122,997 Parent Common Units issued and outstanding and 241,558 phantom units, and all such Parent Common Units and phantom units and the limited partner interest represented thereby were duly authorized and are validly issued in accordance with the Parent Agreement, and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date of this Agreement, the Parent has reserved 4,820,215 for issuance pursuant to awards under the Parent LTIP, of which 241,558 are covered by outstanding phantom units and 4,820,215 remain available for new awards under the Parent LTIP. Parent GP is the sole general partner of Parent, owning all of the outstanding general partner units and incentive distribution rights in Parent, and such general partner units and incentive distribution rights were duly authorized and validly issued in accordance with the Parent Agreement.
(b)    Upon issuance, each Parent Common Unit issued as part of this Agreement (i) will be duly authorized and validly issued in accordance with applicable Laws and the Parent Agreement, as applicable and (ii) registered under the Securities Act pursuant to the Registration Statement. At the Effective Time, each such Parent Common Unit shall have been approved for listing on the NYSE, subject to official notice of issuance.
(c)    All of the issued and outstanding member interests in the Merger Subs (i) are as of the date hereof, and immediately prior to the Effective Time will be, owned by Parent, free and clear of any Liens and (ii) have been duly authorized and validly issued in accordance with the Organizational Documents of Merger Sub 1 and Merger Sub 2, respectively. The Merger Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby. Each Merger Sub has no assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement and the transactions contemplated hereby.
(d)    As of the date hereof, except as set forth above in Section 5.2(a) or on Section 5.2(d) of the Parent Disclosure Schedule, (i) there are no partner interests, member interests or other equity securities of Parent Entities or any of their Subsidiaries issued or authorized and reserved for issuance, (ii) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Parent Entity or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of the Parent Entity or such Subsidiary or any securities convertible into or exchangeable for such partner interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of any Parent Entity or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partner interest or other equity interest in the Parent Entity or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.
(e)    Neither Parent Entity nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Parent Unitholders on any matter.
(f)    There are no voting trusts or other agreements or understandings to which a Parent Entity or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of a Parent Entity or any of its Subsidiaries.
5.3    Equity Interests in other Entities. Other than ownership interests in its Subsidiaries as set forth on Section 5.1 of the Parent Disclosure Schedule, Parent does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind. Parent owns such interests in its Subsidiaries free and clear of all Liens except for Permitted Encumbrances.
5.4    Power, Authority and Approvals of Transactions.
(a)    Each of the Parent Entities has the requisite limited partnership or limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement and, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent Entities and, assuming due authorization, execution and delivery by the Other Parties thereto, constitutes the valid and binding obligations for each of the Parent Entities, enforceable against each of the Parent Entities in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).
(b)    This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate, limited partnership or limited liability company action, as applicable, by each of the Parent Entities. The vote or consent of Parent as the sole member of each Merger Sub, and the vote or consent of the Parent Board, are the only votes or consents of the Parent Entities and their respective stockholders, limited partners, general partners or members, as applicable, necessary for the Parent Entities to enter into and adopt this Agreement and approve the transactions contemplated hereby.
(c)    As of the date hereof, none of the Parent Entities or any of their respective Subsidiaries holds any partner interests, member interests or other equity securities of the Partnership Entities or any of their respective Subsidiaries.
5.5    No Violations or Defaults. Subject to required filings under federal and state securities Laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.6 are duly obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Parent Entities do not and will not (a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture agreement or other instrument or obligation to which a Parent Entity or any of its respective Subsidiaries is a party or by which a Parent Entity or any of its Subsidiaries or properties is subject to or bound, except for such breaches, violations, defaults, terminations, cancellations or accelerations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (b) constitute a breach or violation of, or a default under the Organizational Documents of any of the Parent Entities, (c) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to Parent Entities or any of their Subsidiaries or (d) result in the creation of any material Lien on any of the assets of Parent Entities or any of their Subsidiaries’ assets.
5.6    Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary to be obtained by Parent Entities or any of their Subsidiaries in connection with (a) the execution and delivery by Parent and the Merger Subs of this Agreement or (b) the consummation by Parent or the Merger Subs of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of the registration statement on Form S-4 by Parent in connection with the issuance of Parent Common Units to the Partnership Unitholders in connection with the Mergers, in which the Proxy Statement will be included (as amended or supplemented from time to time, the “Registration Statement”) and other filings required under federal and state securities Laws, (ii) the filing and effectiveness of the Certificates of Merger with the Secretary of State of the State of Delaware, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (iv) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (v) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.7    Financial Reports and Parent SEC Documents; Absence of Undisclosed Liabilities.
(a)    Since January 1, 2014, Parent has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, the “Parent SEC Documents”). At the time filed (except to the extent amended by a subsequently filed Parent SEC Document prior to the date hereof, in which case as of the date of such amendment), each Parent SEC Document complied in all material respects with the applicable requirements of the Securities Act, Exchange Act and the Sarbanes-Oxley Act, as the case may be, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
(b)    The consolidated financial statements of Parent and its Subsidiaries included in the Parent SEC Documents (the “Parent Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP in all material respects applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations), and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments which are not, individually or in the aggregate, material).
(c)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.
(d)    Except as reflected or reserved against in Parent’s consolidated balance sheet as of the Balance Sheet Date (or notes thereto) included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended the Balance Sheet Date, neither Parent nor any of its consolidated Subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of Parent, except liabilities that: (i) are incurred since the Balance Sheet Date in the ordinary course of business, (ii) are incurred in accordance with this Agreement or in connection with the transactions contemplated hereby, (iii) are disclosed in Section 5.7(d) the Parent Disclosure Schedule, or (iv) have not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
5.8    Internal Controls and Procedures. Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its Subsidiaries, required to be disclosed by Parent, including its Subsidiaries, in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.
5.9    Absence of Certain Changes or Events.
(a)    Since December 31, 2014, there has not been any change, event, development, circumstance, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Since December 31, 2014 through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business, and none of Parent nor any of its Subsidiaries has undertaken any action that would be prohibited by clauses (iii), (iv), (vi), (vii), (viii) or (to the extent related to any of the foregoing clauses) (x) of Section 6.2(b) if such provisions were in effect at all times since December 31, 2014.

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5.10    Compliance with Applicable Law; Permits.
(a)    Except with respect to Tax matters (which are solely provided for in Section 5.16) and environmental matters (which are solely provided for in Section 5.12), Parent and its Subsidiaries are, and since December 31, 2012 have been, in compliance with all, and are and were not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written communication since December 31, 2012 and prior to the date of this Agreement from a Governmental Authority that alleges that Parent or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Parent and its Subsidiaries are in possession of all franchises, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Parent Permits”), except where the failure to be in possession of such Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew, extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.11    Material Contracts.
(a)    Section 5.11(a) of the Parent Disclosure Schedule contains a complete and accurate listing of the following contracts to which Parent, Parent GP or any of their Subsidiaries is a party in effect on the date of this Agreement (each contract that is described in this Section 5.11(a) being a “Parent Material Agreement”):
(i)    each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)    each contract under which there have or are expected to be annual payments to, or receipts by, Parent and its Subsidiaries of $1,500,000 or more;
(iii)    each contract that is with a Governmental Authority;
(iv)    each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets or properties requiring the payment of an annual amount by Parent or its Subsidiaries, in excess of $1,500,000;
(v)    each agreement that constitutes a commitment relating to Indebtedness by Parent or its Subsidiaries in excess of $1,500,000, other than agreements solely between or among Parent and its Subsidiaries;
(vi)    each contract for lease of personal property or real property involving aggregate payments in excess of $1,500,000 in any calendar year that are not terminable within sixty (60) days;
(vii)    each contract that remains in effect as of the date of this Agreement and that provides for indemnification by Parent or any of its Subsidiaries with respect to liabilities in connection with previous sales of their businesses, assets or properties for consideration in excess of $1,500,000;
(viii)    a Derivative Instrument;
(ix)    each material partnership, joint venture or strategic alliance;
(x)    each collective bargaining agreement or any other material contract with a labor union; and
(xi)    each agreement under which Parent or its Subsidiaries have advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $50,000.
(b)    Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Parent Material Agreement may be limited by applicable Law and public policy, each of the Parent Material Agreements (i) constitutes the valid and binding obligation of Parent or its Subsidiaries and, to the Knowledge of the Parent, constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)    There is not under any Parent Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.12    Environmental Matters.
(a)    Except as reflected in the Parent Financial Statements:
(i)    To the Knowledge of Parent, Parent and its Subsidiaries are in compliance in all material respects with all Environmental Laws and Environmental Permits held thereunder;
(ii)    Since January 1, 2011, Parent has not, and each of its Subsidiaries has not, received any unresolved written notice from any Governmental Authority alleging the Parent or its Subsidiaries’ are in material violation of or subject to material liability under any Environmental Law or any Environmental Permits held thereunder, with respect to Parent’s assets, real properties (whether owned or leased) and operations;
(iii)    There are no actions, suits, proceedings (including civil, administrative and dispute resolution proceedings), claims, or orders that are pending, or, to the Knowledge of Parent, threatened in writing by a Governmental Authority or other Person against Parent or any of its Subsidiaries which allege a material violation of or material liability under any Environmental Law;
(iv)    Since January 1, 2011, there has been no Release of any Hazardous Material on any real property owned or leased by Parent or its Subsidiaries or at any other location as a result of the operations of Parent or its Subsidiaries that has not been remediated as required by any Environmental Law or otherwise adequately reserved for in the Parent Financial Statements;
(v)    To the Knowledge of Parent, since January 1, 2011, there has been no exposure of any Person or property to Hazardous Materials in connection with the properties or operations of its Subsidiaries that could reasonably be expected to form the basis of a material claim for damages or compensation;
(vi)    Neither Parent nor any of its Subsidiaries has received any written notice that it has been identified by any Governmental Authority as a potentially responsible party under CERCLA; and
(vii)    Parent and its Subsidiaries have made available to the Partnership all material environmental reports and correspondence addressing material environmental matters that are in the possession or control of Parent or its Subsidiaries and that have been prepared since January 1, 2011.
(b)    This Section 5.12 constitutes the sole and exclusive representation and warranty of Parent and the Merger Subs with respect to Environmental Permits, Hazardous Materials and Environmental Law.
5.13    Title to Properties. Parent and its Subsidiaries have good and marketable title to all real and personal properties which are material to the business of Parent and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Parent and its Subsidiaries, (b) for Permitted Encumbrances and (c) such as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.14    Litigation. There are no Proceedings pending or, to the Knowledge of Parent, threatened, against any Parent Entity or any of its Subsidiaries, except for Proceedings that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, there is no investigation by a Governmental Authority against Parent or its Subsidiaries, except for investigations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.15    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent or its Subsidiaries specifically for inclusion in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Proxy Statement is first mailed to the Partnership Unitholders, and at the time of the Partnership Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.
5.16    Tax Matters.
(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(i)    each of Parent and its Subsidiaries has duly and timely filed (taking into account any applicable extensions of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are complete and accurate in all respects;
(ii)    all Taxes owed by Parent and its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full;
(iii)    there is no Proceeding now pending against Parent or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by Parent or any of its Subsidiaries that is still pending;
(iv)    no written claim has been made by any Tax authority to either Parent or any of its Subsidiaries in a jurisdiction where Parent or any of its Subsidiaries (respectively) does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by Parent or any of its Subsidiaries;
(v)    there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from Parent or any of its Subsidiaries;
(vi)    each of Parent and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;
(vii)    Parent is classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly classified as such since its formation;
(viii)    each Subsidiary of Parent is currently (and has been since the date of its formation or acquisition, as applicable, by Parent) either (i) properly classified as a partnership for U.S. federal income tax purposes, or (ii) properly treated as an entity disregarded as separate from its respective owner for U.S. federal income tax purposes, in either case in accordance with Treasury Regulation Section 301.7701-3(b);
(ix)    Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;
(x)    neither Parent nor its any of its Subsidiaries (nor any of their respective predecessors) has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (and all relevant predecessor regulations) that could

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affect its Tax liabilities or the Tax liabilities of its owner(s) (to the extent applicable) for any taxable period for which the period for audit and assessment has not expired; and
(xi)    neither Parent nor its any of its Subsidiaries has any liability for the Taxes of another person under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of Parent or any of its Subsidiaries, or as a transferee or successor or by contract. Neither Parent nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnification or sharing agreement other than any Tax allocation or sharing provisions contained in commercial contracts not primarily relating to Taxes and entered into by Parent or its Subsidiaries in the ordinary course of business.
(b)    This Section 5.16 constitutes the sole and exclusive representation and warranty of Parent with respect to Tax matters.
5.17    Financial Advisor. Neither Parent nor its Subsidiaries have incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Partnership or Parent will have any responsibility or liability whatsoever, pursuant to letter agreements, the existence of which have been heretofore disclosed to the Partnership and which fees have been disclosed to the Partnership.
5.18    Available Funds. Parent and the Merger Subs have available to them, and as of the Effective Time will have available to them, sufficient funds to pay the entire Cash Consideration, to repay amounts outstanding as of the date of this Agreement under the GE Credit Facility, and to pay all transaction fees, costs and expenses required to be paid by them under this Agreement.
5.19    Related Party Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of Parent or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of any class of equity of Parent or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon Parent or any of its Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
5.20    Intellectual Property. The Parent Entities and their Subsidiaries own or have the right to use all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Parent Intellectual Property”) free and clear of all encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property has not had and would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. The use of the Parent Intellectual Property by the Parent Entities and their Subsidiaries in the operation of the their businesses as presently conducted does not infringe upon or misappropriate any intellectual property of any other

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Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.21    Insurance. The Parent Entities and their Subsidiaries maintain, or are entitled to the benefits of, third-party insurance in such amounts and against such risks substantially as they believe to be customary for the industries in which the Parent Entities and their Subsidiaries operate. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Parent Entities and their Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Parent Entities and their Subsidiaries, and (b) the Parent Entities and their Subsidiaries are in compliance in all material respects with the terms and provisions of all insurance policies maintained by or on behalf of the Parent Entities and their Subsidiaries as of the date of this Agreement, and none of the Parent Entities or their Subsidiaries are in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.
5.22    Ultimate Parent Entity. To the Knowledge of Parent, as of the date of this Agreement, the “ultimate parent entity” of Parent for purposes of the HSR Act, and its Affiliates, do not directly or indirectly own any fertilizer businesses or assets other than through the Parent and its Subsidiaries.
5.23    No Other Representations and Warranties. Except for the representations and warranties set forth in this Article V, neither Parent nor its Subsidiaries nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to Parent or its Subsidiaries or any of Parent’s or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise) or with respect to any other information provided to the Partnership in connection with the Mergers or the other transactions contemplated hereby. Without limiting the generality of the foregoing (except to the extent expressly stated in the representations and warranties set forth in this Article V), neither Parent nor its Subsidiaries nor any other Person will have or be subject to any liability or other obligation to the Partnership or any other Person resulting from the distribution to the Partnership (including its respective Representatives), or the Partnership’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to the Partnership in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with , the Mergers or the other transactions contemplated hereby. Except for the representations and warranties set forth in this Article V, the Partnership specifically disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that Parent and the Merger Subs have specifically disclaimed and do hereby specifically disclaim any such representation or warranty made by any Person. The Partnership specifically disclaims any obligation or duty by Parent or either Merger Sub to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article V.
ARTICLE VI
COVENANTS

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6.1    Conduct of Business by the Partnership Entities.
(a)    From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII (the “Pre-Closing Period”), the Partnership Entities shall, and shall cause each of their Included Subsidiaries to, (i) conduct their businesses in all material respects in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to preserve intact their respective business organization, goodwill and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates.
(b)    Without limiting the provisions of Section 6.1(a), and except (A) as expressly contemplated or permitted by this Agreement, (B) as may be required by applicable Law or the terms of any Partnership Employee Benefit Plan, (C) as set forth in the corresponding section of the Partnership Disclosure Schedule, or (D) with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Partnership Entities will not, and will cause each of their Subsidiaries not to:
(i)    in the case of the Partnership Entities and their Included Subsidiaries, (A) issue or sell, or authorize the creation of, any additional equity interests or any additional options, warrants, convertible securities or exchangeable securities (other than ordinary course grants of awards in accordance with the terms of the Partnership LTIP) or (B) enter into any agreement with respect to the foregoing;
(ii)    in the case of the Partnership Entities and their Included Subsidiaries, (A) split, combine or reclassify any of its equity, or (B) repurchase, redeem or otherwise acquire any membership, partnership or other equity interests or options, warrants, convertible securities or exchangeable securities, except upon the forfeiture of Phantom Units, the settlement of Phantom Units in accordance with the terms thereof or the withholding of Partnership Common Units to satisfy any Tax withholding obligations with respect to awards granted pursuant to the Partnership LTIP;
(iii)    (A) sell, lease, dispose of, license or convey all or any portion of their assets, business or properties, other than (1) distributions permitted under Section 6.1(b)(iv), (2) in the ordinary course of business consistent with past practice, (3) the exchange of equipment between the Included Subsidiaries and the Pasadena Subsidiaries with a value not in excess of $500,000 in the aggregate or (4) by virtue of the consummation of any Qualified Pasadena Sale or Spin-Off Transaction, (B) sell, lease, dispose of, license or convey any individual capital asset for consideration in excess of $750,000, (C) acquire, by merger or otherwise, all or substantially all of the business or property of any other entity or (D) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;
(iv)    make or declare dividends or distributions, other than distributions by the Subsidiaries of the Partnership to their respective equityholders in the ordinary course of business and distributions to the Partnership Unitholders (A) permitted under the Existing Partnership Agreement by reason of regular quarterly cash distributions made out of the cash available for distribution of the Partnership, calculated in accordance with Section 6.1(b)(iv) of the

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Partnership Disclosure Schedule and rounded up or down to the nearest cent per Partnership Common Unit, (B) of Pasadena Sale Net Proceeds in accordance with Section 6.18(c) or (C) of SpinCo Common Units in the Pasadena Distribution, in each case to the extent permitted under the Partnership Material Contracts;
(v)    amend the Organizational Documents of any Partnership Entity or any of the Included Subsidiaries;
(vi)    enter into any contract, agreement or arrangement that would be a Partnership Material Agreement, other than such contracts, agreements or arrangements with a term of not more than one year entered into in the ordinary course of business consistent with past practice;
(vii)    modify, amend, terminate or assign any Partnership Material Agreement in any material respect outside the ordinary course of business and in a manner which is materially adverse to any of the Partnership Entities, the Included Subsidiaries or their respective businesses, taken as a whole, or which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement;
(viii)    waive, release, assign, settle or compromise any Proceeding, other than waivers, releases, assignments, settlements or compromises (A) equal to or less than the amounts reserved with respect thereto on the Partnership Financial Statements, (B) except as provided in clause (A), that do not impose liability to the Partnership or the Included Subsidiaries in excess of $750,000 in the aggregate (not including amounts covered by insurance) or (C) without limiting clause (B), that require the payment of monetary damages that will be paid solely by the Pasadena Subsidiaries and/or impose non-monetary remedies that will be applicable solely to the Pasadena Subsidiaries;
(ix)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(x)    (A) except with respect to the Pasadena Subsidiaries in connection with a Qualified Pasadena Sale, change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (C) change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;
(xi)    except as required by applicable Law or the terms of any Partnership Employee Benefit Plan or collective bargaining agreement in effect as of the date hereof, (A) materially increase, or accelerate the payment or vesting of, any compensation or benefits payable to any Partnership Service Provider, (B) grant any equity awards, retention or transaction bonuses, or any severance or termination pay to any current or former Partnership Service Provider, (C) establish, adopt, enter into or materially amend any Partnership Employee Benefit Plan, (D) hire

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any new employees, except (1) in the ordinary course of business consistent with past practice with respect to employees with an annual base salary and annual cash bonus opportunity not to exceed, in the aggregate, $125,000 or (2) the hiring of new employees to replace employees who terminate employment after the date hereof for compensation that is comparable to that of the replaced employee, (E) provide any written communication to Employees regarding the compensation and benefits that they will receive in connection with the Mergers, unless any such communications are consistent with the terms of any Partnership Employee Benefit Plan in existence as of the date hereof and/or consistent with any written script or talking points approved by Parent (not to be unreasonably withheld, delayed or conditioned), or (F) transfer the employment of any Employee or terminate the employment of an Employee unless for cause and consistent with past practice;
(xii)    with respect to the Partnership Entities and the Included Subsidiaries, (A) incur, assume, guarantee or otherwise become liable for any Indebtedness, other than borrowings under the GE Credit Facility, the proceeds of which are not used to fund the business or operations of the Pasadena Subsidiaries, (B) create any Lien on its property in connection with Indebtedness, or (C) make or commit to make any capital expenditures other than such capital expenditures as are contemplated in the 2015 forecast or the 2016 forecast, as applicable, as disclosed in the Partnership Disclosure Schedule;
(xiii)    enter into any Partnership Related Party Transaction, other than (A) as permitted by Section 6.1(b)(xi) or (B) any Qualified Pasadena Sale to an Affiliate of the Partnership;
(xiv)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;
(xv)    take any action that has the effect of (A) transferring any assets of the Partnership Entities or the Included Subsidiaries thereof to any Pasadena Subsidiary, or transferring any liabilities of the Pasadena Subsidiaries to any Partnership Entity or Included Subsidiary thereof or (B) causing any Partnership Entity or Included Subsidiary thereof to assume liability (contingent or otherwise) with respect to (1) the Pasadena Subsidiaries or their respective businesses and, in the event of a Spin-Off Transaction, SpinCo, (2) the Spin-Off Transactions or the Qualified Pasadena Sale, as applicable, or (3) the pre-Closing or post-Closing activities of SpinCo (if applicable) and the Pasadena Subsidiaries;
(xvi)    in the case of the Partnership Entities and their Included Subsidiaries and their respective assets and businesses, fail to make the maintenance capital expenditures and other maintenance expenditures as are contemplated in the 2015 capital forecast or 2016 capital forecast, as applicable, as disclosed in the Partnership Disclosure Schedule, other than deviations from such capital forecast that are not more than 15% of the aggregate expenditures described in such annual forecast;
(xvii)    knowingly take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement; or

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(xviii)    agree or commit to do anything prohibited by clauses (i) through (xvii) of this Section 6.1.
6.2    Conduct of Business by Parent Entities.
(a)    For the duration of the Pre-Closing Period, the Parent Entities shall, and shall cause each of their Subsidiaries to, (i) conduct their businesses all material respects in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact their respective business organization, goodwill and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates.
(b)    Without limiting the provisions of Section 6.2(a), and except (A) as expressly contemplated or permitted by this Agreement, (B) as may be required by applicable Law, (C) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (D) as required by any Parent Material Agreement in effect as of the date of this Agreement, including the Parent Agreement, (E) with the prior written consent of the Partnership (which consent will not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Parent Entities will not, and will cause each of their Subsidiaries not to:
(i)    (A) issue or sell, or authorize the creation of, any additional equity interests or any additional options, warrants, convertible securities or exchangeable securities (other than ordinary course grants of awards in accordance with the terms of Parent’s Employee Benefit Plans) or (B) enter into any agreement with respect to the foregoing;
(ii)    (A) split, combine or reclassify any of its equity, or (B) repurchase, redeem or otherwise acquire any of its membership, partnership or other of its equity interests or options, warrants, convertible securities or exchangeable securities, except upon the forfeiture of units, the settlement of units in accordance with the terms thereof or for the withholding of units to satisfy any Tax withholding obligations with respect to awards granted pursuant to any of Parent’s existing Employee Benefit Plan sponsored, maintained or contributed to by Parent for the benefit of any of its or its Affiliates’ employees;
(iii)    (A) sell, lease, dispose of, license or convey all or any material portion of its capital assets, business or properties other than in the ordinary course of business consistent with past practice, including distributions permitted under Section 6.2(b)(iv) or (B) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;
(iv)    make or declare dividends or distributions to the holders of Parent Common Units, other than distributions permitted under the Parent Agreement by reason of regular quarterly cash distributions made out of the cash available for distribution of Parent, calculated in accordance with Section 6.2(b)(iv) of the Parent Disclosure Schedule and rounded up or down to the nearest cent per Parent Common Unit;
(v)    make any amendment to the Parent Agreement or any Organizational Documents of Parent’s Subsidiaries as in effect on the date of this Agreement other than in a manner

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that would not reasonably be expected to affect the holders of Parent Common Units issued as Equity Consideration in a manner different than Parent Unitholders prior to the Closing;
(vi)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(vii)    (A) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (C) change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;
(viii)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;
(ix)    knowingly take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement; or
(x)    agree or commit to do anything prohibited by clauses (i) through (ix) of this Section 6.2.
6.3    Consummation of the Mergers.
(a)    Subject to the terms and conditions of this Agreement (including Section 6.3(d)), during the Pre-Closing Period, each of the Parent Entities, on the one hand, and the Partnership Entities, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner reasonably practicable, the Mergers, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents with or to applicable Governmental Authorities (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) obtain all necessary consents, approvals or waivers from third parties. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require the Partnership Entities or the Parent Entities to pay any consideration to a third party

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from whom consent, approval or waiver is requested. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
(b)    In furtherance and not in limitation of the foregoing, each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days after the date of this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date). Parent will pay any HSR Act filing fee.
(c)    Each of the Parties hereto will use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private Person, (ii) promptly inform the Other Parties of (and supply to the Other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding the transactions contemplated by this Agreement, (iii) permit the Other Parties to review in advance and incorporate the Other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) where reasonably practicable, consult with the Other Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, where reasonably practicable, give the Other Parties the opportunity to attend and participate in such meetings and teleconferences. The Parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3(c) in a manner so as to preserve the applicable privilege.
(d)    Parent agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve objections, if any, that a Governmental Authority may assert under any Antitrust Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, in each

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case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding the foregoing, Parent will be under no obligation to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets, equity interests, product lines or properties of Parent (or any of its Subsidiaries) or the Surviving Entities (or any of their Subsidiaries) or any equity interest in any joint venture held by Parent (or any of its Subsidiaries) or the Surviving Entities. Notwithstanding the foregoing, any agreement entered into by Parent prior to the Closing with respect to any action that limits the Surviving Entities’ (or any of their Subsidiaries’) freedom of action with respect to, or ability to conduct, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Surviving Entities (or any of their Subsidiaries) or any equity interest in any joint venture held by the Surviving Entities (or any of their Subsidiaries) (each, a “Compliance Action”) shall provide that the consummation of the transactions provided for in any such agreement for a Compliance Action will be conditioned upon the Closing or satisfaction of all of the conditions to the Closing in a case where the Closing will occur immediately following such Compliance Action (and where Parent has irrevocably committed to effect the Closing immediately following such Compliance Action). Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.3 or elsewhere in this Agreement shall require Parent or any of its Affiliates to take or agree to take any action that would reasonably be expected to have a material and adverse effect on Parent, its Subsidiaries, the Partnership and its Subsidiaries and their respective businesses, taken as a whole.
(e)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Partnership will use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, each of Parent and the Partnership shall reasonably cooperate and consult each other in good faith on any material decisions in the defense of the transactions contemplated by this Agreement through any investigation or litigation by, or negotiation with, any Governmental Authority or private Person, including pursuant to any Antitrust Laws (and with respect thereto, including any determination in respect of the scope of any offered remedy and the timing of any such offer), provided that Parent shall have the right to take any of the actions described in this subclause (e), if after good faith efforts to secure agreement from the Partnership, the parties fail to reach an agreement.
(f)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement other than such actions or proceedings contemplated by Section 6.3(e) (“Transaction Litigation”), such Party against whom the action or proceeding has been brought or that has knowledge of such action or proceeding, shall promptly notify the Other Party thereof. Each of Parent and the Partnership shall reasonably cooperate and consult each other in good faith on any material decisions in the defense of any Transaction Litigation, and neither Parent

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or the Partnership Entities shall settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any such Transaction Litigation, without the Other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the Partnership may settle any Transaction Litigation without the prior written consent of Parent if such settlement provides (i) for a complete release of the claims, if any, related to or against the Partnership Entities, all directors and officers of the Partnership Entities, and all other Indemnitees, and the Parent, Parent GP and all of their respective directors, officers and Affiliates and (ii) that the sole remedy shall be monetary damages not to exceed $750,000 (not including amounts covered by insurance).
6.4    Registration Statement; Proxy Statement.
(a)    As soon as practicable following the date of this Agreement (but no later than twenty (20) Business Days after the date of this Agreement unless otherwise mutually agreed by the Parties), the Partnership and Parent will prepare and file with the SEC the Proxy Statement, and the Partnership and Parent will prepare and Parent will file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of the Partnership and Parent will use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. Parent also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Partnership will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Partnership Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Partnership without providing the Other Parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the Other Parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Partnership Unitholders. The Parties will (i) notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information, (ii) use commercially reasonable efforts to promptly respond to such comments and (iii) will supply each other with copies of (A) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (B) all orders of the SEC relating to the Registration Statement.

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(b)    The Partnership will, as soon as reasonably practicable following the date of this Agreement, establish a record date for, and as soon as reasonably practicable following the Registration Statement being declared effective by the SEC, duly call, give notice of, convene and hold, the Partnership Meeting. The Partnership Meeting shall be held as promptly as practicable, and, if reasonably practicable, shall be held within forty-five (45) days after the mailing of the Proxy Statement. Subject to Section 6.5, the Partnership will, through the Partnership Board, (x) determine that it is in the best interests of the Partnership and the Partnership Unitholders, and declare it advisable, to enter into this Agreement and (y) recommend adoption of this Agreement by the Partnership Unitholders (the “Partnership Board Recommendation”). The Proxy Statement shall include (i) a copy of the Partnership Fairness Opinion and (ii) subject to Section 6.5, the Partnership Board Recommendation. Subject to the termination of this Agreement pursuant to Article VIII, the Partnership’s obligations to call, give notice of and hold the Partnership Meeting in accordance with this Section 6.4 shall not be limited by the making, commencement, disclosure, announcement or submission of any Superior Proposal or Alternative Proposal, or by any Partnership Change in Recommendation. Without limiting the generality of the foregoing, the Partnership agrees that: (A) unless this Agreement is validly terminated in accordance with Article VIII (including, if applicable, upon payment of the fees and expenses required by Article VIII), the Partnership shall not submit any Alternative Proposal (other than one proposed by the Parent Entities) to a vote of the Partnership Unitholders; and (B) it shall not adjourn, postpone or cancel (or propose, publicly or otherwise, or resolve to, to adjourn, postpone or cancel) the Partnership Meeting, except: (1) in the absence of proxies sufficient to obtain the Partnership Unitholder Approval, to solicit additional proxies for the purpose of obtaining Partnership Unitholder Approval, (2) in the absence of a quorum or (3) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Partnership Unitholders prior to Partnership Meeting; provided, however, that in each case, the Partnership shall not be permitted to adjourn, postpone or delay the Partnership Meeting to a date after the date that is two (2) Business Days prior to the Outside Date. Notwithstanding anything to the contrary in this Agreement, if there occurs a Partnership Change in Recommendation, the Partnership shall remain required to call, hold and convene the Partnership Meeting unless this Agreement has been terminated in accordance with its terms.
6.5    Alternative Proposals; Change in Recommendation.
(a)    The Partnership Entities will, and will cause their respective Subsidiaries and directors, officers, and employees, and will use commercially reasonable efforts to cause their respective other Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal. Except as permitted by this Section 6.5, the Partnership Entities will not, and will cause their respective Subsidiaries and directors, officers and employees not to, and will use commercially reasonable efforts to cause their respective other Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by providing information or granting any waiver, amendment or release under any Takeover Law) any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish (or afford access to) to any Person (other than the Parent Entities

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and their Representatives) any non-public information that could reasonably be expected to give rise to any Alternative Proposal. The Partnership Entities agree that any such discussions or negotiations (other than negotiations with the Parent Entities and their Representatives) in progress as of the date of this Agreement have been terminated prior to the execution and delivery of this Agreement. Promptly following the date hereof, the Partnership Entities shall: (A) withdraw and terminate access that was granted to any Person (other than the Parent Entities and their Representatives) to any “data room” (virtual or physical) that was established in connection with the transactions contemplated by this Agreement and (B) exercise any contractual rights available to any of them to cause each Person (other than the Parent Entities and their Representatives) who received non-public or confidential information of any of the Partnership Entities or any of their Subsidiaries to cause such Persons to promptly return to the Partnership Entities or destroy such information. Notwithstanding anything to the contrary contained in this Section 6.5, if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (1) the Partnership has received a written Alternative Proposal, which was not solicited after the date of this Agreement, that the Partnership Board believes is bona fide and did not result from a breach of this Section 6.5 and (2) the Partnership Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal, then the Partnership may, subject to clauses (x) and (y) below, (I) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Alternative Proposal and (II) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) (I) at least 24 hours prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, the Partnership gives Parent written notice of the identity of such Person, and the Partnership’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person and (II) the Partnership received from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing provisions, including limitations on the use and disclosure of non-public written and oral information furnished to such Person by or on behalf of the Partnership, not materially less favorable to the Partnership than the provisions of the Confidentiality Agreements and (y) the Partnership will provide to Parent any non-public information about the Partnership and its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.
(b)    In addition to the obligations of the Partnership set forth in this Section 6.5, the Partnership will promptly (and in no event later than twenty-four (24) hours after receipt) advise Parent in writing if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with, the Partnership Entities in respect of any Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, or inquiry and the terms and conditions of any proposals or offers (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership Entities shall promptly, and in any event within twenty-four (24) hours, provide Parent with copies of any additional written materials received by the Partnership Entities or that the Partnership Entities have delivered to any third party

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making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations. The Partnership Entities agree that neither Partnership Entity nor any of the Subsidiaries of the Partnership will enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Partnership from providing any information to Parent in accordance with this Section 6.5.
(c)    Except as otherwise expressly provided in this Section 6.5, the Partnership Board will not: (i) (A) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Parent, the Partnership Board Recommendation, (B) fail to include the Partnership Board Recommendation in the Proxy Statement or (C) publicly approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal (any action described in this Section 6.5(c)(i) being referred to as a “Partnership Change in Recommendation”); (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Partnership or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Alternative Proposal; or (iii) resolve, agree or publicly propose to, or permit the Partnership or any Representative of the Partnership to agree or publicly propose to take any of the actions referred to in this Section 6.5(c). For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Change in Recommendation.
(d)    Notwithstanding the foregoing, if, prior to obtaining the Partnership Unitholder Approval, the Partnership receives a written Alternative Proposal (and such proposal is not withdrawn) that the Partnership Board believes is bona fide, did not result from any breach of this Section 6.5 and the Partnership Board, after consultation with its financial advisors and outside legal counsel, concludes that such Alternative Proposal constitutes a Superior Proposal, and that the failure to effect a Partnership Change in Recommendation would result in a breach of its duties under applicable Law, then the Partnership Board may at any time prior to obtaining the Partnership Unitholder Approval, effect a Partnership Change in Recommendation; provided, however, that the Partnership Board may not take such action pursuant to the foregoing unless:
(i)    the Partnership has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal) and delivering to Parent a copy of the proposed definitive agreement providing for the Alternative Proposal for such Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements, at least three (3) Business Days in advance of its intention to take such action with respect to a Partnership Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the Partnership Meeting, in which case the Partnership will provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Notice Period”) (it being understood and agreed that any material amendment to the terms of Alternative Proposal shall require a new notice pursuant to this Section 6.5(d) and a new Notice Period, except that such new

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Notice Period in connection with any such amendment shall be for two (2) Business Days from the time Parent receives such notice (as opposed to three (3) Business Days)); and
(ii)    during the Notice Period the Partnership has negotiated (and has used its commercially reasonable efforts to cause its financial and legal advisors to negotiate) with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the determination of the Partnership Board, after consultation with its financial advisors and outside legal counsel) a Superior Proposal.
(e)    Nothing contained in this Agreement will prevent the Partnership or the Partnership Board from taking and disclosing to the Partnership Unitholders a position with respect to an Alternative Proposal initiated by a Person other than the Parent Entities contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) or from making any legally required disclosure to Partnership Unitholders. Any “stop-look-and-listen” communication by the Partnership or the Partnership Board to the Partnership Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) will not (to the extent required or reasonably advisable under applicable Law to be made by the Partnership or the Partnership Board) in and of itself be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent, the Partnership Board Recommendation.
(f)    For purposes of this Agreement:
(i)    “Alternative Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Partnership equal to 15% or more of the consolidated assets of the Partnership or to which 15% or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 15% or more of any class of the Partnership’s equity securities, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of the Partnership’s equity securities, or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership or its Subsidiaries which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the Partnership’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby. Notwithstanding the foregoing, an “Alternative Proposal” shall not include any proposal or offer relating solely to a Qualified Pasadena Sale and not involving, directly or indirectly, the transfer of any assets of or interests in the Included Subsidiaries.
(ii)    “Superior Proposal” means an unsolicited written offer, obtained after the date of this Agreement and not obtained as a result of a breach of this Section 6.5, to acquire, directly or indirectly, and which is not subject to any financing condition, more than 75% of the outstanding equity securities of the Partnership or more than 75% of the assets of the Partnership

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and its Subsidiaries, made by a third party, which is on terms and conditions which the Partnership Board determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable from a financial point of view to the Partnership Unitholders than the transactions contemplated by this Agreement, taking into account at the time of determination, (A) relevant financial considerations, (B) the identity of the Person making such offer, (C) the anticipated timing, conditions and prospectus for completion of the transactions contemplated by such offer, (D) the other terms and conditions of such offer and the implications thereof on the Partnership, including relevant legal, regulatory and other aspects of such offer, and (E) any changes to the terms of this Agreement that as of that time had been committed to be made by Parent in writing.
(g)    All of the “standstill” provisions, if any, included in each effective confidentiality agreement that the Partnership or the Partnership GP entered into prior to the date hereof automatically terminate upon entry into this Agreement by the terms of such confidentiality agreements.
6.6    Access to Information; Confidentiality.
(a)    Upon reasonable notice, each Party shall, and shall cause each of its Subsidiaries to afford to the Other Parties and their Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, books, contracts and records, officers, accountants, counsel, financial advisors and other Representatives. Any request for access to any facility-level employee of a Party or any of such Party’s Subsidiaries shall be submitted or directed exclusively to (and shall be subject to the prior consent of) (i) with respect to facility-level employees of the Partnership or its Subsidiaries, Joe Herold or such other individuals as the Partnership may designate in writing from time to time and (ii) with respect to facility-level employees of Parent or its Subsidiaries, William White or such other individuals as Parent may designate in writing from time to time. Each Party shall furnish promptly to the Other Parties (A) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws and (B) all other information concerning its and its Subsidiaries’ business, properties and personnel in its possession or control as the Other Parties may reasonably request (including information necessary to prepare the Proxy Statement and the Registration Statement).
(b)    This Section 6.6 shall not require either Party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such Party would reasonably be expected to result in (i) any violation of any contract or Law to which such Party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith (after consultation with counsel, which may be

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in-house counsel) is reasonably expected to be, future litigation or (ii) if such Party or any of its Subsidiaries, on the one hand, and the Other Parties or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the Parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (A) would not (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be expected to result in the violation of any such contract or Law or reasonably be expected to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of the Other Parties shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (x) notify the Other Parties that such disclosures are reasonably expected to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably expected to cause such privilege to be undermined and (y) communicate to the Other Parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 6.6(b)). Notwithstanding the foregoing, nothing in this Section 6.6 shall require any Party to permit any access for Phase II environmental site assessments or other environmental sampling.
6.7    Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Parent and the Partnership will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by applicable Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded, provided such Party uses commercially reasonable efforts to afford the Other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comments regarding same; provided, however, that this Section 6.7 shall not be deemed to restrict in any manner the Partnership’s ability to communicate with its employees and that the Partnership shall not be required by this Section 6.7 to consult with any Other Parties with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal and matters related thereto or a Partnership Change in Recommendation. Notwithstanding the foregoing, nothing in this Section 6.7 limits the obligations of the Partnership under Section 6.5.
6.8    Confidentiality. The obligations of the applicable Affiliate of Parent and the Partnership Entities under the Confidentiality Agreements shall remain in full force and effect and all information provided to Parent or its Representatives pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreements; provided, however, that nothing in the Confidentiality Agreements shall be deemed to restrict the performance by the Parties of their respective obligations under this Agreement, and in the case of

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any conflict between the terms of this Agreement and the terms of the Confidentiality Agreements the terms of this Agreement shall control.
6.9    Takeover Laws. Neither the Partnership nor Parent will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, or grant any waiver under any Takeover Law with respect to any Alternative Proposal or other transaction with a third party, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.
6.10    Parent Common Units Listed; Partnership Common Units De-Listed. Parent will use its commercially reasonable efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the Parent Common Units included in the Merger Consideration. The Parties shall use their commercially reasonable efforts to take such actions reasonably required under applicable Law (including the rules and regulations of the NYSE) to cause the Partnership Common Units to be de-listed from the NYSE and de-registered under the Exchange Act at or as soon as practicable following the Effective Time.
6.11    Indemnification; Directors’ and Officers’ Insurance.
(a)    Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Existing Partnership Agreement, the Director and Officer Indemnification Agreements, this Agreement or, if applicable, similar organizational documents or agreements of any of the Partnership’s Subsidiaries, commencing from and after the Effective Time and continuing for six (6) years thereafter, Parent and the Surviving Entities, jointly and severally, will: (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership GP, the Partnership or any of its Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership, but with respect to all such other positions and other entities and enterprises, only to the extent listed on Section 6.11 of the Partnership Disclosure Schedule) serving at the express request of or on behalf of the Partnership GP, the Partnership or any of its Subsidiaries and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action against any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within fifteen (15) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such

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Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject, in each and every case, to Parent’s receipt of an undertaking by such Indemnified Party to repay all such advanced amounts if it is ultimately determined that such Indemnified Party is not entitled to be indemnified. The indemnification and advancement obligations of Parent and the Surviving Entities pursuant to this Section 6.11(a) extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Partnership or any of its Subsidiaries after the date hereof and inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.11: (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any Party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Partnership GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof; (y) the term “Indemnification Expenses” means documented out-of-pocket attorneys’ fees and all other documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 6.11(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (z) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the DRULPA and the DLLCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DRULPA and the DLLCA and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DRULPA and the DLLCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves.  Any amendment, alteration or repeal of the DRULPA or the DLLCA that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Entities will settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out

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of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.
(b)    Without limiting the foregoing, Parent and the Merger Subs agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Existing Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Partnership GP or the Partnership’s Subsidiaries) and indemnification agreements (including, without limitation, the Director and Officer Indemnification Agreements) of the Partnership GP, the Partnership or any of its Subsidiaries will be assumed by the Surviving Entities and Parent in the Mergers, without further action, at the Effective Time and will survive the Mergers and continue in full force and effect in accordance with their terms. Notwithstanding the foregoing, the rights to indemnification and advancement of expenses of the direct and indirect owners or controlling persons of the Partnership GP pursuant to this Section 6.11(b) will be limited to claims against such Persons by the Partnership Unitholders (directly or derivatively) and the Partnership, to the extent they relate to claims against such Persons in their capacities as owners or controlling persons of the Partnership GP.
(c)    For a period of six (6) years from the Effective Time, the Organizational Documents of the Partnership and its Subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Existing Partnership Agreement, and Director and Officer Indemnification Agreements, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by applicable Law and then only to the minimum extent required by applicable Law; provided, however, that, to the fullest extent permitted by Law, any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; and provided, further, that, to the fullest extent permitted by Law, all rights to indemnification in respect of any Action pending or asserted or any Claim made within such period continue until the disposition of such Action or resolution of such Claim.
(d)    For a period of six (6) years from the Effective Time, Parent will maintain (or will cause to be maintained) in effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies (including “tail” policies with a claims period of six (6) years from the Effective Time) of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date hereof and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.11(d) would cost in excess of that amount.

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(e)    If Parent, the Surviving Entities or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Entities assume the obligations set forth in this Section 6.11.
(f)    From and after the Effective Time, each Partnership Entity hereby releases and forever discharges Partnership Parents and their respective Affiliates (collectively, the “Releasees”) from any and all Claims which any of the Partnership Entities now has or have ever had or may hereafter have against the respective Releasees arising prior to the Effective Time or on account of or arising out of any matter, cause or event occurring prior to the Effective Time, whether pursuant to their respective Organizational Documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Effective Time; provided, however, that nothing in this Section 6.11(f) shall release any Releasee from liability with respect to, or restrict the ability of any Person to make a Claim in any circumstance where such Releasee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Releasee’s knowledge was criminal.
(g)    Parent will cause the Surviving Entities to perform all of the obligations of the Surviving Entities under this Section 6.11.
(h)    This Section 6.11 survives the consummation of the Mergers and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Entities and their respective successors and assigns.
6.12    Notification of Certain Matters. The Partnership shall give prompt notice to Parent, and Parent shall give prompt notice to the Partnership, to the extent in each case it obtains Knowledge thereof of (a) any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Partnership or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the transactions contemplated by this Agreement, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VII and (d) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VII; provided that in the case of clauses (a) and (b), the failure to comply with this Section 6.12 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VII, or give rise to any right to terminate this Agreement under Article VIII, if the

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underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.
6.13    Section 16 Matters. Prior to the Effective Time, Parent and the Partnership will take all such steps as may be required (to the extent reasonably necessary and permitted under applicable Law) to cause any dispositions of Partnership Common Units (including derivative securities with respect to Partnership Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.14    Distributions. Each of the Partnership and Parent will consult with the Other Parties regarding the declaration and payment of distributions in respect of Partnership Common Units, and the Parent Common Units and the record and payment dates relating thereto, so that no Partnership Unitholder receives two (2) distributions, or fails to receive one (1) distribution, for any single calendar quarter with respect to its applicable Partnership Common Units, or any Parent Common Units any such Partnership Unitholder receives in exchange therefor pursuant to the transactions contemplated by this Agreement.
6.15    Employee Benefits.
(a)    During the period commencing as of the Effective Time and ending no earlier than December 31, 2016 (the “Post-Closing Period”), Parent shall, and shall cause its Affiliates to, provide each Employee who is not a Union Employee (as defined below) (each, a “Non-Union Employee”) and who continues in the employment of Parent or any of its Affiliates (including the Partnership or the Partnership GP) following the Effective Time (each, a “Non-Union Continuing Employee”) with (i) a base salary or hourly wage rate, as applicable, and bonus opportunity that are no less than such Non-Union Continuing Employee’s base salary or hourly wage rate, as applicable, and bonus opportunity as of immediately prior to the Effective Time, and (ii) employee benefits (including, health, welfare and retirement benefits, but expressly excluding fringe benefits, equity-based incentives, defined benefit pension plan benefits, retiree medical benefits and nonqualified deferred compensation plan benefits) that are no less favorable, in the aggregate, to those provided to such Non-Union Continuing Employee immediately prior to the Effective Time. Without limiting the foregoing, during the Post-Closing Period, Parent shall, and shall cause its Affiliates to, maintain and honor in accordance with its existing terms, and not to amend or modify, the RNP 2015 Transaction Severance Policy for Non-Bargaining Unit Employees for the benefit of each Non-Union Continuing Employee.
(b)    Without limiting the foregoing or any other provision hereof, as of the Effective Time, Parent shall be bound by the Partnership CBAs and responsible for all liabilities and obligations thereunder, and shall perform all duties and obligations thereunder in accordance with the terms of the applicable Partnership CBA. With respect to each Employee who is covered by the East Dubuque CBA (each, a “Union Employee”) and who continues in the employment of the Partnership GP following the Effective Time (each, a “Union Continuing Employee” and, together with the Non-Union Continuing Employees, the “Continuing Employees”), his or her

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employment will continue to be subject to the terms of the East Dubuque CBA, as it may exist and be amended from time to time.
(c)    For purposes of eligibility, participation, benefit accruals and vesting (but not benefit accruals under defined benefit pension plans) under Parent Employee Benefit Plans providing employee benefits to Continuing Employees after the Closing Date, each Continuing Employee shall be credited with his or her years of service with the Partnership, the Partnership GP and/or the Included Subsidiaries (and their predecessors) prior to the Closing Date to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under Partnership Employee Benefit Plans, except to the extent providing such credit would result in any duplication of benefits. In addition, Parent shall (or shall cause an Affiliate of Parent to) use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Employee Benefit Plans to the extent such Continuing Employee would have been then-eligible to participate in a comparable Partnership Employee Benefit Plan; (ii) each Parent Employee Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any employee, to waive all pre-existing condition exclusions and actively at work requirements (to the extent permissible under any applicable insurance contracts) of such Parent Employee Benefit Plan for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Partnership Employee Benefit Plans); and (iii) any deductibles and other eligible expenses (including co-payments) incurred by such Continuing Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Parent Employee Benefit Plan (to the extent such credit would have been given under comparable Partnership Employee Benefit Plans prior to the Effective Time).
(d)    For purposes of determining the number of vacation days and other paid time off to which each Continuing Employee is entitled during the calendar year in which the Effective Time occurs, Parent will assume and honor all vacation and other paid time off days accrued or earned but not yet taken by such Continuing Employee as of the Effective Time (subject to the terms of any applicable Partnership CBA in the case of any Union Continuing Employee).
(e)    If requested by Parent at least ten (10) Business Days prior to the Closing Date, the Partnership shall terminate any and all Partnership Employee Benefit Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code, effective not later than immediately preceding the Effective Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Partnership shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to a duly adopted resolution of the Partnership or Partnership GP (the form and substance of which shall be subject to review and approval by Parent, which approval shall not be unreasonably conditioned, withheld or delayed) not later than the day immediately preceding the Effective Time. If Parent requires the Partnership to terminate its 401(k) plan(s), Parent shall make available to all Continuing Employees (to the extent such Continuing Employees were eligible to participate in

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any such terminated 401(k) plan), a 401(k) plan of Parent or one of its Affiliates in which (i) such Continuing Employees are entitled to participate as of the Effective Time on terms and conditions no less favorable, in the aggregate, than the terms and conditions applicable to such Continuing Employees under the applicable terminated 401(k) plan, and (ii) each such Continuing Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Partnership’s 401(k) plan(s) shall be eligible to rollover such distribution (including an in-kind rollover of non-defaulted, outstanding notes associated with plan loans) to such 401(k) plan of Parent or one of its Affiliates in accordance with the terms of such plan.
(f)    Within sixty (60) days after the execution of this Agreement, the Partnership will provide Parent with a list of all persons who are Employees and individual independent contractors of the Partnership, the Partnership GP and the Included Subsidiaries as of the date such list is provided, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and that sets forth for each such individual the following: (i) name of employing entity(ies); (ii) employee number and principal location of employment; (iii) title or position (including whether full or part time); (iv) employment status (e.g., full-time, part-time, temporary, or independent contractor); (v) hire date; (vii) status as exempt or non-exempt under the FLCA; (vii) whether or not such individual is subject to any collective bargaining agreement; (viii) current annual base compensation rate; (ix) commission, bonus or other incentive-based compensation opportunity for which he or she is eligible for the year in which such list is provided; (x) the employee’s leave status (including type of leave and expected duration or return date, if known) and (xi) service credited for purposes of vesting, eligibility, participation, and benefit accruals, under any Partnership Employee Benefit Plan. The Partnership shall provide Parent with an updated list at least three (3) days prior to the Closing Date.
(g)    Notwithstanding anything in this Section 6.15 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Parent Employee Benefit Plan, or shall limit the right of Parent to amend, terminate or otherwise modify any Parent Employee Benefit Plan following the Effective Time. The provisions of this Section 6.15 are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person any right (including, for the avoidance of doubt, any current or former employee of Parent, the Partnership GP, the Partnership or any of their respective Affiliates, other than the Parties hereto).
6.16    Fees and Expenses. Except as expressly provided herein (including under Section 8.4), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, will be the obligation of the respective Party incurring such fees and expenses.
6.17    Tax Representation Letters. Each of the Parent and the Partnership shall use its commercially reasonable efforts to deliver to each of Vinson & Elkins L.L.P., counsel to the Parent (“Vinson & Elkins”), or other nationally recognized tax counsel reasonably satisfactory to Parent (which Parent agrees for the purposes of this Section 6.17 shall include Latham & Watkins), and Latham & Watkins, counsel to the Partnership, or other nationally recognized tax counsel reasonably satisfactory to the Partnership (which the Partnership agrees for purposes of this Section 6.17 shall include Vinson & Elkins), a certificate, dated as of the Closing Date and signed by an officer of Parent or the Partnership, as the case may be, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable Vinson & Elkins and Latham & Watkins or such other satisfactory counsel to render the respective opinions described in Section 7.2(d) and Section 7.3(f) of this Agreement (each an “Officer’s Certificate”).  Parent and the Partnership shall use their respective commercially reasonable efforts to further cause Vinson & Elkins and Latham & Watkins or such other satisfactory counsel to render the respective opinions described in Section 7.2(d) and Section 7.3(f) of this Agreement.
6.18    Pasadena Facility.
(a)    From the date of this Agreement to the Spin-Off Trigger Date (or, in the discretion of the Partnership, after such date), the Partnership will use commercially reasonable efforts to consummate the sale for cash of all of the limited liability company interests in Pasadena Holdings to a Person other than the Partnership or its Subsidiaries in a manner that would not impose or leave outstanding any continuing liabilities or obligations related to or arising out of the ownership of operation of the business of the Pasadena Subsidiaries on the Partnership or its Included Subsidiaries after the Effective Time (a “Qualified Pasadena Sale”). A Qualified Pasadena Sale in accordance with the provisions of this Section 6.18 shall not be a breach or violation of this Agreement. The Partnership shall keep Parent reasonably apprised regarding the status of the Pasadena Sale and Parent shall have the right to review, comment upon and approve the definitive transaction documents for such Pasadena Sale (such approval not to be unreasonably withheld, delayed or conditioned); provided, however, that any withholding of approval by Parent shall be unreasonable if the definitive transaction documents would not impose any material continuing liabilities or obligations on Parent, the Partnership or its Included Subsidiaries after the Effective Time (including contingent liabilities or obligations due to purchase price adjustment, earnout or other similar provisions set forth in such documents). Upon the execution of any definitive transaction documents with respect to a Qualified Pasadena Sale, the Partnership (i) shall, and shall cause its Subsidiaries to use commercially reasonable efforts to, perform their respective obligations thereunder and cause the closing conditions with respect thereto to be timely satisfied and (ii) shall not, and shall not permit any of its Subsidiaries to, modify, amend or waive any provision of such definitive transaction documents in a manner adverse to the Partnership or the Included Subsidiaries, or terminate or assign any such document, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).
(b)    Not less than two (2) Business Days prior to the date of consummation of a Qualified Pasadena Sale, if any, the Partnership shall deliver to Parent its good faith calculation of the Pasadena Sale Net Proceeds, together with reasonable supporting documentation with respect thereto (the “Initial Pasadena Statement”). Parent and the Partnership will negotiate in good faith with regards to any objections that Parent has to the Partnership’s calculation of the Pasadena Sale Net Proceeds, and endeavor to agree in writing on the amount of such Pasadena Sale Net Proceeds within thirty (30) days of the consummation of any Qualified Pasadena Sale or, if earlier, seven (7) Business Days prior to the date of the Partnership Meeting (the “Target Resolution Date”). During such period, the Partnership Entities shall and shall cause their respective Subsidiaries to, provide Parent with reasonable access to information, books and records of the Partnership and its Subsidiaries in accordance with Section 6.6. In the event that any amount of the Pasadena Sale Net Proceeds is in dispute on the Target Resolution Date (such amount, which shall be the aggregate of all Disputed Items, the “Disputed Amount”), the Partnership shall be permitted to distribute any and all amounts of the Pasadena Sale Net Proceeds that are not Disputed Amounts to the Partnership Unitholders in accordance with Section 6.18(c).
(c)    Upon the determination of the Pasadena Sale Net Proceeds in accordance with Section 6.18(b), the Partnership shall be permitted, subject to applicable Law and any obligations in the Partnership Material Contracts, to distribute pro rata to the Partnership Unitholders all or any portion of such Pasadena Sale Net Proceeds. If a Qualified Pasadena Sale is consummated prior to the Closing and any of the Pasadena Sale Net Proceeds have been retained by the Partnership as cash (excluding any Disputed Amounts) or applied to reduce amounts outstanding under the GE Credit Facility or repurchase or repay the Second Lien Notes, then the Cash Consideration per Partnership Common Unit shall be increased by the amount of the Pasadena Sale Net Proceeds so retained or applied, divided by the number of Partnership Common Units outstanding immediately prior to the Effective Time. To the extent that there remain any Disputed Amounts as of the Closing, such amounts shall be placed into escrow, and Parent shall instruct the escrow agent to transfer any portion of the Disputed Amounts ultimately determined to be Pasadena Sale Net Proceeds in accordance with Section 6.18(e), if any, to be disbursed to the Exchange Agent for further disbursement to the Partnership Unitholders, and all remaining amounts, if any, to be disbursed to Parent.
(d)    Prior to or substantially concurrently with the consummation of a Qualified Pasadena Sale, the Partnership shall take and cause its Subsidiaries to take all actions reasonably necessary to cause (i) all of the Pasadena Liabilities to be transferred to and assumed by, or otherwise retained by, the Pasadena Subsidiaries and (ii) any assets of the Pasadena Subsidiaries other than the Pasadena Assets, to be transferred to the Partnership, in the case of each (i) and (ii), to the fullest extent permitted by applicable Law. The Partnership shall keep Parent reasonably apprised of such transfer of the Pasadena Liabilities, including by providing Parent with copies of any definitive transaction documents with respect thereto, or any other information or access to personnel requested in accordance with Section 6.6.
(e)    In the event the Parties have not agreed on the Pasadena Sale Net Proceeds as of the Target Resolution Date, Parent shall deliver written notice (a “Dispute Notice”) to the Partnership of each outstanding disputed item (the disputed items being the “Disputed Items”), to the Partnership within ten (10) days following such Target Resolution Notice, which Dispute Notice shall: (i) set forth Parent’s proposed resolution of the Disputed Items, (ii) specify in reasonable detail Parent’s basis for disagreement with the Disputed Items and (iii) include materials showing in reasonable detail Parent’s support for such position. Any matters set forth in the Initial Pasadena Statement that are not adjusted in a manner agreed to in writing by the Parties prior to the Target Resolution Date or included as Disputed Items in a timely delivered Dispute Notice shall be deemed accepted by Parent and shall be binding and final for all purposes of this Agreement. If Parent and the Partnership are unable to agree upon the Disputed Items within ten (10) days after the delivery of a Dispute Notice by Parent to the Partnership, then the Disputed Items (but no others) may be referred by Parent or the Partnership for determination to KPMG LLP (or, if KPMG LLP is unable or unwilling to serve or if Parent and the Partnership otherwise agree, another nationally recognized accounting firm that has not had a material engagement with any Party or its Affiliates during the one (1) year prior to the date of the Dispute Notice, that is mutually selected by Parent and the Partnership). If Parent and the Partnership are unable to select a nationally recognized accounting firm within ten (10) Business Days of KPMG LLP declining to accept such engagement or because KPMG LLP is not independent as described in the prior sentence, either the Partnership or Parent may thereafter request that the American Arbitration Association make such selection (as applicable, KPMG LLP, the firm selected by the Partnership and Parent or the firm mutually selected by the American Arbitration Association is referred to herein as the “Independent Accountant”). Parent and the Partnership shall provide the Independent Accountant and the other Party with a statement of its position as to the amount for each Disputed Item within fifteen (15) days from the date of the appointment of the Independent Accountant. The Independent Accountant shall make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the dispute is referred to the Independent Accountant, by selecting from the position of either Parent or the Partnership as to each Disputed Item. The Independent Accountant shall be authorized to select only the position as to each Disputed Item as presented by either Parent or the Partnership. If at any time Parent or the Partnership resolve their dispute, then, notwithstanding the preceding provisions of this Section 6.18(e), the Independent Accountant’s involvement promptly shall be discontinued and the calculations of Pasadena Sale Net Proceeds shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding for all purposes of this Agreement. The Parties shall make readily available to the Independent Accountant all relevant books and records relating to the Pasadena Sale Net Proceeds and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed Items. The costs and expenses of the Independent Accountant shall be allocated between Parent, on the one hand, and the Partnership, on the other hand, in the same proportion that the aggregate amount of Disputed Items so submitted to the Independent Accountant that are ultimately unsuccessfully disputed by each such Party (as finally determined by the Independent Accountant) bears to the total amount of Disputed Items so submitted. The decision of the Independent Accountant shall be final and binding for all purposes of this Agreement.
(f)    Parent acknowledges and agrees that the Partnership Ultimate Parent, from and after Closing, shall be entitled to participate in, and control, the resolution of any Disputed Items on behalf of the Partnership.
6.19    Financing Cooperation.
(a)    Upon the request of Parent, the Partnership and its Subsidiaries shall execute and deliver, at the Closing, one or more supplemental indentures, officers’ certificates, board resolutions or other documents or instruments required for the due assumption of, and succession to, the Second Lien Notes and related guarantees, security documents, intercreditor agreements and other similar agreements and instruments (collectively, the “Second Lien Notes Documents”) to the extent required by the terms of such Second Lien Notes Documents, and the Partnership and its Subsidiaries shall provide, at the sole cost of Parent, all assistance reasonably required by Parent in connection with obtaining the execution of such instruments by any other required parties.
(b)    In the event that Parent desires to consummate an exchange offer, tender offer, repurchase offer, consent solicitation, discharge, defeasance, redemption or similar transaction, or any combination thereof (collectively, the “Debt Transactions”) with respect to the Second Lien Notes, the Partnership and its Subsidiaries shall use their respective commercially reasonable efforts to, and shall use commercially reasonable efforts to cause their respective Representatives (including the trustee and collateral trustee for the Second Lien Notes) to, cooperate in good faith to permit such Debt Transactions to be effected on such terms, conditions and timing as reasonably requested by Parent, including if so requested by Parent, causing the Debt Transactions to be consummated substantially concurrently with, but not prior to, the Closing. Upon request of Parent, the Partnership and its Subsidiaries shall execute and deliver one or more supplemental indentures, board resolutions, officers’ certificates or other documents or instruments reasonably required in connection therewith (it being understood such documentation may be required to be executed and delivered and such amendments to the Second Lien Notes Documents may be required to be effectuated prior to Closing so long as any such amendments cease to be effective if Closing does not occur). For the avoidance of doubt, the consummation of any Debt Transaction shall not be a condition to Closing.
(c)    Parent shall prepare all necessary and appropriate documentation in connection with any Debt Transactions, and the Partnership shall have a reasonable opportunity to review and comment upon such documents (the “Offer Documents”). The parties hereto shall, and shall cause their respective Subsidiaries and Representatives to, reasonably cooperate with each other in the preparation of the Offer Documents. If, at any time prior to the completion of the Debt Transactions, the Partnership or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Partnership or its Subsidiaries to the holders of the Second Lien Notes.
(d)    In connection with any Debt Transaction, Parent may select one or more dealer managers, information agents, solicitation agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Partnership, to provide assistance in connection therewith, and the Partnership shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected; provided, that neither the Partnership nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Partnership nor any of its Subsidiaries shall be a party or have any obligations under.
(e)    The Partnership shall, and shall cause its Subsidiaries to, at the reasonable request of Parent, deliver all notices and to take all other actions required to facilitate (i) the termination of commitments in respect of the GE Credit Facility and (ii) the repayment in full of all obligations for borrowed money outstanding thereunder and the release of any Liens securing such indebtedness and guarantees in connection therewith on the Closing Date. In furtherance of the foregoing, the Partnership and its Subsidiaries that are party to the GE Credit Facility shall deliver to Parent on the Closing Date a payoff letter and related lien release documentation with respect to such indebtedness in form and substance customary for transactions of this type from General Electric Capital Corporation, as agent on behalf of the lenders under the GE Credit Facility, which payoff letter and related lien release documentation shall, among other things, include the payoff amount and provide that liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Partnership and its Subsidiaries that are party to the GE Credit Facility securing such indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable payoff letter at or substantially concurrently with the Closing, be released and terminated, provided, that Parent shall provide all funds required to effect all such repayments at or substantially concurrently with the Closing.
(f)    From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Partnership shall, and the Partnership shall cause each of its Included Subsidiaries, and shall use commercially reasonable efforts to cause their Representatives (including their auditors) to, use commercially reasonable efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Included Subsidiaries for use in marketing and offering documents and assisting in the preparation of pro forma financial statements) as reasonably requested by Parent to assist Parent in (i) the arrangement of any bank debt financing or any capital markets debt financing for the purposes of financing the payment of the Cash Consideration and (ii) any other amounts required to be paid in connection with the consummation of such transactions, any repayment of refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated by this Agreement; provided, however, that (x) no obligation or liability of the Included Subsidiaries under such bank debt financing or any capital markets debt financing shall be effective prior to the Closing and (y) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operation of the Partnership and its Included Subsidiaries.
(g)    Notwithstanding any other provision of this Agreement, Parent shall indemnify and hold harmless the Partnership and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees) interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 6.19 (other than arising from a material misstatement or omission on the part of the Partnership or its Subsidiaries), whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated. Parent shall, promptly upon request by the Partnership, reimburse the Partnership for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Partnership or its Subsidiaries in connection with this Section 6.19, whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated.
(h)    Parent shall provide the Partnership with true and correct copies of any material documents in connection with any consent solicitation, tender offer, bank debt financing or capital markets debt financing proposed or entered into for the purposes of financing the payment of the Cash Consideration. As and when requested by the Partnership, Parent shall keep the Partnership reasonably informed of any material developments with respect to any such transaction (including by providing copies to the Partnership of any amendments or supplements to, or replacements of, the any material documents in connection with any such transaction) until the first to occur of the Closing Date and the termination of this Agreement in accordance with its terms.
(i)    The Parent Entities acknowledge and agree that obtaining any consent solicitation, tender offer, bank debt financing or capital markets debt financing is not a condition to their obligations to effect the Closing and the Mergers. For the avoidance of doubt, if any financing, has not been obtained, the Parent Entities shall each continue to be obligated, subject to satisfaction or waiver of the conditions set forth in Article II, to consummate the Mergers and the other transactions contemplated by this Agreement.
6.20    Spin-Off Transactions.
(a)    If the Partnership has not consummated a Qualified Pasadena Sale by the date that is sixty (60) days from the date of this Agreement (the “Spin-Off Trigger Date” and such non-consummation of a Qualified Pasadena Sale by the Spin-Off Trigger Date, a “Spin-Off Trigger Event”), (i) the Partnership shall promptly take, or cause its Subsidiaries to take, such actions as are reasonably necessary to form SpinCo and (if SpinCo is a limited partnership) the general partner of SpinCo (“SpinCo GP”) and (ii) the Partnership, the Partnership GP, SpinCo and (if SpinCo is a limited partnership) SpinCo GP shall enter into a Separation and Distribution Agreement in substantially the form attached hereto as Annex A, with only such changes thereto as consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed) (the “Separation Agreement”), pursuant to which, on the terms and conditions set forth therein, (A) the Partnership will contribute, transfer, assign, convey and deliver all of its direct or indirect right, title and interest in and to the Transferred Assets (as defined in the Separation Agreement) (the “Transferred Assets”) to SpinCo, and SpinCo shall accept, assume and agree faithfully to perform, discharge and fulfill the Assumed Liabilities (as defined in the Separation Agreement) (the “Separation”), and (B) the Partnership will effect a distribution of SpinCo Common Units representing a 100% limited partnership or limited liability company interest in SpinCo to the Partnership Unitholders pursuant to a special distribution (the “Pasadena Distribution” and, together with the Separation, the “Spin-Off Transaction”). For the avoidance of doubt, the Partnership may continue to pursue a Qualified Pasadena Sale after the Spin-Off Trigger Event has occurred.
(b)    In the event of a Spin-Off Trigger Event, from and after the Spin-Off Trigger Date, subject to the terms and conditions of the Separation Agreement, the Partnership shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Spin-Off Transaction and the other transactions contemplated by the Separation Agreement, in coordination with the Closing. Without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), none of Partnership, Partnership GP, SpinCo or (if SpinCo is a limited partnership) SpinCo GP shall (i) terminate the Separation Agreement, (ii) amend or waive any provision of the Separation Agreement in a manner that is materially adverse to the Partnership, Partnership GP or Parent or any of its Affiliates or that would prevent or materially impede or delay the consummation of the Merger or (iii) agree to any place of arbitration other than Wilmington, Delaware under Section 4.4(d) of the Separation Agreement.
(c)    As promptly as practicable following the date of this Agreement, the Partnership will take such actions as are reasonably necessary to prepare a Form 10 with respect to the Spin-Off Transaction, including by preparing any financial statements required to be included therein with respect to SpinCo and its business. In the event of a Spin-Off Trigger Event, the Partnership will, and will cause the Spin-Off Companies to, file with the SEC a Form 10 with respect to the Spin-Off Transaction as soon as practicable following the Spin-Off Trigger Date; provided, however, that the Partnership may elect to file such Form 10 at an earlier date.
(d)    Parent will cooperate with and use commercially reasonable efforts to facilitate the Spin-Off Transaction as contemplated in the Separation Agreement.
(a)    Subject to the terms and conditions of this Agreement, unless a Qualified Pasadena Sale is consummated, during the Pre-Closing Period, each of the Parent Entities, on the one hand, and the Partnership Entities, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts to consummate the Spin-Off Transaction in a manner that complies with any applicable Partnership Material Contracts, including by taking the actions contemplated by Section 6.20(e) of the Parent Disclosure Schedule.
6.21    Services Agreement. At or prior to the Closing, the Partnership Entities shall enter into, and shall cause their respective Included Subsidiaries to enter into, a termination and release agreement with Partnership Parents pursuant to which the Services Agreement shall be terminated without any further liability to the parties thereto and the Partnership Entities and their respective Included Subsidiaries, on the one hand, and each Partnership Parent on behalf of itself and its Affiliates (other than the Partnership Entities and their Subsidiaries), on the other hand, shall release each other from all liabilities arising prior to Closing thereunder; provided, however, that the obligations of the Partnership and the Included Subsidiaries to reimburse Partnership Parents or their Affiliates for reasonable out-of-pocket costs under the Services Agreement incurred prior to the date of such termination shall survive such termination.

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6.22    Assignment of Certain Merger Consideration by Partnership Parent. Parent acknowledges that it has been advised by Partnership Parents that, contemporaneous with the execution of this Agreement and the Merger Agreement, Partnership Parents are entering into an agreement with certain investment funds affiliated with or managed by GSO Capital Partners LP (the “GSO Funds”) that presently hold outstanding equity securities and term loans issued or incurred by Partnership Parents or their Affiliates (the “Existing GSO Investment”) pursuant to which, among other things, conditioned upon the Closing, Partnership Parents have agreed to exchange certain of the Unit Consideration receivable by them with the GSO Funds in exchange for a portion of the Existing GSO Investment (the “GSO Exchange”). In connection with the GSO Exchange, Parent agrees, and agrees to cause its Subsidiaries and the Exchange Agent, upon the written request of Partnership Parents, to cause such Unit Consideration to be directly issued to, and recorded in the name of, the GSO Funds as directed by the Partnership Parents, such issuance to be effected on the books of Parent and its transfer agent on the Closing Date. The Parties agree that such assignment shall be in lieu of Parent issuing such Unit Consideration to the Partnership Parents and the Partnership Parents transferring such Unit Consideration to the GSO Funds in exchange for a portion of the Existing GSO Investment.
6.23    Transition Services Agreement. In order to ensure the orderly transition of the business of the Partnership and its Included Subsidiaries to Parent, Partnership shall negotiate in good faith with the Partnership Parents a Transition Services Agreement (the “Transition Services Agreement”) between the Partnership and the Partnership Parents or its Affiliates, pursuant to which the Partnership Parents or their Affiliates shall provide customary human resources, information technology and financial reporting, tax, treasury, insurance, legal and other general support services to the Partnership, and which shall be executed and delivered by the parties thereto and become effective as of the Closing. The service fee for such services shall include all direct and indirect costs incurred by a service provider other than share-based compensation, subject to escalation, advance notice of termination and other terms as mutually agreed upon by the parties.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGERS
7.1    Mutual Closing Conditions. The obligations of each of the Parties to consummate the Mergers are conditioned upon the satisfaction at or prior to the Closing (or, waiver by both the Partnership and Parent to the extent permitted by applicable Law) of each of the following conditions:
(a)    This Agreement and the Mergers shall have been approved by the affirmative vote or consent of holders, as of the record date for the Partnership Meeting, of a majority of the outstanding Partnership Common Units (the “Partnership Unitholder Approval”).
(b)    All applicable waiting periods under the HSR Act shall have expired or been terminated.
(c)    No Law, order, judgment or injunction (whether preliminary or permanent) shall have been issued, enacted or promulgated by a court of competent jurisdiction or other Governmental Authority restraining or prohibiting a Party from consummating the transactions contemplated by this Agreement (brought by a Third Party) is in effect.

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(d)    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(e)    The Parent Common Units deliverable to the holders of Partnership Common Units as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.
7.2    Additional Partnership Conditions to Closing. The obligation of the Partnership Entities to consummate the Mergers is further conditioned upon satisfaction (or waiver by the Partnership to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)    (i) The representations and warranties of Parent contained in this Agreement (other than in Sections 5.1, 5.2, 5.3, 5.4 and 5.9(a)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the representations and warranties of Parent contained in Sections 5.1, 5.3 and 5.4 shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of Parent contained in Section 5.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies and (iv) the representations and warranties of Parent contained in Section 5.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time.
(b)    Each and all of the agreements and covenants of the Parent Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)    The Partnership shall have received a certificate signed by the Chief Executive Officer of Parent, dated as of the Closing Date, to the effect set forth in Section 7.2(a) and Section 7.2(b).
(d)    The Partnership shall have received opinions of Latham & Watkins or other nationally recognized tax counsel reasonably satisfactory to the Partnership (which the Partnership agrees for purposes of this Section 7.2(d) shall include Vinson & Elkins) dated as of the Closing Date to the effect that for U.S. federal income tax purposes,

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(i)    except to the extent that the Section 707 Consideration causes the transaction to be treated as a Disguised Sale, holders of Public Common Units (other than holder of Parent Affiliate Units) will not recognize any income or gain as a result of the Partnership Merger (other than any gain resulting from (A) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code, or (B) any liabilities incurred other than in the ordinary course of business of Partnership or a Subsidiary of the Partnership); provided that such opinion shall not extend to any holder who acquired Common Units from the Partnership in exchange for property other than cash; and
(ii)    at least 90% of the gross income of the Partnership for all of the calendar year prior to the year including the Closing Date and all calendar quarters of the calendar year including the Closing Date ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.
In rendering such opinions, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and the Partnership and any of their respective Affiliates, including those contained in this Agreement and in the Officer’s Certificates described in Section 6.17.
7.3    Additional Parent Conditions to Closing. The obligations of the Parent Entities to consummate the Mergers is further conditioned on satisfaction (or waiver by Parent to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions; provided, however, that the condition set forth in Section 7.3(g) may not be waived by Parent):
(a)    (i) The representations and warranties of the Partnership contained in this Agreement (other than in Sections 4.1, 4.2, 4.3, 4.4, 4.7(e), 4.9(a) and 4.18) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (ii) the representations and warranties of the Partnership contained in Sections 4.1, 4.4, 4.7(e) and 4.18 shall be true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of the Partnership contained in Sections 4.2 and 4.3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies and (iv) the representations and warranties of the Partnership contained in Section 4.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time.

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(b)    Each and all of the agreements and covenants of the Partnership Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)    Parent shall have received a certificate signed by the Chief Executive Officer of the Partnership, dated the Closing Date, to the effect set forth in Section 7.3(a) and Section 7.3(b).
(d)    Partnership Parents shall have executed and delivered to Parent a counterpart of the Transition Services Agreement.
(e)    There shall not exist and be continuing an event of default under the Second Lien Indenture, other than any event of default resulting from the consummation of the Spin-Off Transaction in the manner specified on Section 6.20(e) of the Parent Disclosure Schedule.
(f)    Parent shall have received an opinion from Vinson & Elkins or other nationally recognized tax counsel reasonably satisfactory to Parent (which Parent agrees for purposes of this Section 7.3(f) shall include Latham & Watkins) dated as of the Closing Date to the effect that for U.S. federal income tax purposes,
(i)    Parent will not recognize any income or gain as a result of the Mergers (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code);
(ii)    no gain or loss will be recognized by holders of Parent Common Units as a result of the Mergers (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and
(iii)    at least 90% of the combined gross income of Parent and the Partnership for all of the calendar year prior to the year including the Closing Date and all calendar quarters of the calendar year including the Closing Date ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.
In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and the Partnership and any of their respective Affiliates, including those contained in this Agreement and in the Officer’s Certificates described in Section 6.17.
(g)    Either (i) a Qualified Pasadena Sale shall have been consummated or (ii) the Spin-Off Transactions shall have been consummated, in each case, in accordance with the provisions of this Agreement and, if applicable, the Separation Agreement.
(h)    Parent shall have received from each of the Partnership Ultimate Parent and Rentech Nitrogen Holdings, Inc. a properly executed certification of non-foreign status in the form prescribed in Treasury Regulations Section 1.1445-2(b)(2).

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(i)    Parent shall have received the written resignation of each member of the Partnership Board and each officer of the Partnership GP, dated and effective as of the Effective Time.
ARTICLE VIII
TERMINATION
8.1    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
(a)    by the mutual written consent of the Partnership and Parent;
(b)    by the Partnership or Parent if there is in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the Parties from consummating the transactions contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 8.1(b) is not available to the Partnership, on the one hand, or Parent, on the other hand, if such order was primarily due to the failure of any Partnership Entity, on the one hand, or any of Parent or the Merger Subs, on the other hand, to perform any of its obligations under this Agreement;
(c)    by Parent if (i) any Partnership Entity has breached or failed to perform any of its covenants or agreements set forth in this Agreement, or (ii) if any representation or warranty of the Partnership is or becomes untrue, and, with respect to either (i) or (ii) above, the conditions set forth in Sections 7.3(a) or (b) would not be satisfied and such breach, failure to perform or untruth is incapable of being cured (or become true) or, if capable of being cured (or become true), is not cured (or become true) by the earlier of (x) the Outside Date or (y) thirty (30) days following receipt by the Partnership of notice of such breach, failure or untruth from Parent;
(d)    by the Partnership if (i) Parent or either Merger Sub has breached or failed to perform any of its covenants or agreements set forth in this Agreement, or (ii) if any representation or warranty of Parent or the Merger Subs is or becomes untrue, and, with respect to either (i) or (ii) above, the conditions set forth in Sections 7.2(a) or (b) would not be satisfied and such breach, failure to perform or untruth is incapable of being cured (or become true) or, if capable of being cured (or become true), is not cured (or become true) by the earlier of (x) the Outside Date or (y) thirty (30) days following receipt by Parent of notice of such breach from the Partnership;
(e)    by the Partnership or Parent if the Closing does not occur on or before April 30, 2016 (as such date may be extended in accordance with this Agreement, the “Outside Date”); provided, however, that if at the Outside Date, all of the conditions set forth in Article VII have been satisfied or shall be capable of being satisfied at such time other than the conditions set forth in Section 7.3(g), the Outside Date may be extended by either Parent or the Partnership by written notice to the other Party to May 31, 2016, which shall thereafter be deemed to be the Outside Date; provided, further, that neither Parent nor the Partnership may terminate this Agreement or extend the Outside Date pursuant to this Section 8.1(e) if the failure of the Closing to occur is due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing;

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(f)    by the Partnership or Parent if the Partnership Meeting has concluded and the Partnership Unitholder Approval has not been obtained;
(g)    by Parent, if a Partnership Change in Recommendation has occurred;
(h)    by the Partnership, prior to the Partnership Meeting, in order to enter into a binding definitive agreement relating to a Superior Proposal; provided that the Partnership would be permitted to effect a Partnership Change in Recommendation under Section 6.5, has complied with its obligations in Section 6.5 and paid the Termination Fee in accordance with Section 8.4(d)); or
(i)    by Parent, if (A) the Partnership shall have committed a Willful Breach of its obligations under Section 6.5, or (B) Partnership Ultimate Parent committed a Willful Breach of its obligations under the Partnership Support Agreement.
8.2    Procedure Upon Termination. In the event of termination of this Agreement by Parent or the Partnership, or both, pursuant to Section 8.1, written notice thereof will forthwith be given to the Other Parties, and this Agreement will terminate without further action by Parent or the Partnership.
8.3    Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 8.1, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Partnership; provided, that the agreements and obligations of the Parties set forth in this Section 8.3, Section 6.8, Section 6.16, Section 6.19(g), Section 8.4 and Article IX hereof will survive any such termination and are enforceable hereunder; provided further, that nothing in this Section 8.3 relieves any of Parent or the Partnership of any liability for fraud or any Willful Breach of any covenant or agreement contained herein occurring prior to termination, or a breach of the Confidentiality Agreements, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity (including, in the case of Parent, liability for damages arising out of such fraud or Willful Breach of any covenant or agreement contained herein based on the Merger Consideration that would have otherwise been payable to the Partnership Unitholders up to the amount of the Termination Fee). “Willful Breach” means a material breach that is the consequence of an act or omission by a Party with the actual knowledge of such party that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of (x) this Agreement or (y) in the case of Section 8.1(i)(B), the Support Agreement.
8.4    Fees and Expenses.
(a)    In the event this Agreement is terminated by (i) the Partnership or Parent pursuant to Section 8.1(e) (Outside Date) and, at the time of such termination, the condition set forth in Section 7.3(g) (Qualified Pasadena Sale or Spin Out Transactions) has not been satisfied, (ii) the Partnership or Parent pursuant to Section 8.1(f) (No Partnership Unitholder Approval), or (iii) by Parent pursuant to Section 8.1(c) (Partnership Entity Breach) or Section 8.1(i) (Breach of No Shop), the Partnership shall pay Parent (or its designated Affiliate) an amount equal to $10,000,000 (as a reimbursement of expenses) (the “Parent Expenses Amount”) within two (2)

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Business Days after such termination; provided, however, that in no event shall the Partnership have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by the Partnership pursuant to Section 8.1(d) (Parent Entity Breach). In the event this Agreement is terminated by the Partnership pursuant to Section 8.1(d) (Parent Entity Breach), Parent shall pay the Partnership (or its designated Affiliate) an amount equal to $10,000,000 (as a reimbursement of expenses) (the “Partnership Expenses Amount”) within two (2) Business Days after such termination; provided, however, that in no event shall Parent have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by Parent pursuant to Section 8.1(c) (Partnership Entity Breach).
(b)    In the event that (i) an Alternative Proposal is publicly proposed or publicly disclosed or otherwise communicated to the Partnership Board prior to, and not withdrawn prior to the date of the Partnership Meeting, (ii) this Agreement is terminated by the Partnership or Parent pursuant to Section 8.1(f) (No Partnership Unitholder Approval), and (iii) the Partnership enters into a definitive agreement with respect to an Alternative Proposal or an Alternative Proposal is consummated within twelve (12) months after the date this Agreement is terminated, then the Partnership will pay to Parent (or its designated Affiliate) the Termination Fee, plus, if not previously paid pursuant to Section 8.4(a), the Parent Expenses Amount, upon the consummation of any such transaction. For purposes of this Section 8.4(b), the term “Alternative Proposal” has the meaning assigned to such term in Section 6.5(f)(i), except that the references to “15% or more” are deemed to be references to “more than 50%.”
(c)    In the event that (i) this Agreement is terminated by (A) Parent pursuant to Section 8.1(c) (Partnership Entity Breach) or (B) either Parent or the Partnership pursuant to Section 8.1(e) (Outside Date), (ii) an Alternative Proposal is publicly proposed or publicly disclosed or otherwise communicated to the Partnership Board prior to, and not withdrawn at the time of, such termination, and (iii) the Partnership enters into a definitive agreement with respect to an Alternative Proposal or an Alternative Proposal is consummated within twelve (12) months after the date this Agreement is terminated, then the Partnership will pay to Parent (or its designated Affiliate) the Termination Fee, plus, if not previously paid pursuant to Section 8.4(a), the Parent Expenses Amount, upon the consummation of any such transaction. For purposes of this Section 8.4(c), the term “Alternative Proposal” has the meaning assigned to such term in Section 6.5(f)(i), except that the references to “15% or more” are deemed to be references to “more than 50%.”
(d)    In the event this Agreement is terminated by Parent pursuant to Section 8.1(g) (Partnership Change in Recommendation), then the Partnership will pay to Parent (or its designated Affiliate) the Termination Fee, plus the Parent Expenses Amount, within two (2) Business Days of such termination by Parent.
(e)    In the event this Agreement is terminated by the Partnership pursuant to Section 8.1(h) (Superior Proposal), then the Partnership will immediately prior to or simultaneously with such termination pay to Parent (or its designated Affiliate) the Termination Fee, plus the Parent Expenses Amount.
(f)    In the event that (i) this Agreement is terminated (A) by either Parent or the Partnership pursuant to Section 8.1(e) (Outside Date) and, at the time of such termination, the

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condition set forth in Section 7.3(g) (Qualified Pasadena Sale or Spin Out Transactions) has not been satisfied, or (B) by Parent pursuant to Section 8.1(i) (Breach of No Shop), and (ii) the Partnership enters into a definitive agreement with respect to an Alternative Proposal or an Alternative Proposal is consummated within twelve (12) months after the date this Agreement is terminated, then the Partnership will pay to Parent (or its designated Affiliate) the Termination Fee, plus, if not previously paid pursuant to Section 8.4(a), the Parent Expenses Amount, upon the consummation of any such transaction. For purposes of this Section 8.4(f), the term “Alternative Proposal” has the meaning assigned to such term in Section 6.5(f)(i), except that the references to “15% or more” are deemed to be references to “more than 50%.”
(g)    Any payment of the Termination Fee, the Parent Expenses Amount or the Partnership Expenses Amount will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment. In no event shall the Partnership be required under any circumstances to pay the Parent Expenses Amount more than once hereunder or the Termination Fee more than once hereunder.
(h)    Each of the Parties acknowledges that the provisions of this Section 8.4 are an integral part of the transactions contemplated hereby and that, without these agreements, the Other Parties would not enter into this Agreement. The Parties agree that in the event that the Partnership pays (i) the Parent Expenses Amount to Parent (or its designated Affiliate) pursuant to Section 8.4(a) or (ii) both the Parent Expense Amount and the Termination Fee to Parent (or its designated Affiliate), in each case the Partnership will have no further liability to Parent of any kind in respect of this Agreement and the transactions contemplated hereby (except in the case of clause (i), for any payment of the Termination Fee under Section 8.4(b), 8.4(c) or 8.4(f)), and that, in the event that Parent pays the Partnership Expenses Amount to the Partnership (or its designated Affiliate), Parent will have no further liability to the Partnership of any kind in respect of this Agreement and the transactions contemplated hereby; provided, however, that none of the payment of the Termination Fee, the Parent Expenses Amount or the Partnership Expenses Amount nor anything else in this Section 8.4 shall relieve any Party or any of their respective Affiliates of any liability for fraud or any Willful Breach occurring prior to termination of this Agreement.
(i)    As used herein, “Termination Fee” means a cash amount equal to $31,200,000.
(j)    If in order to obtain any payment of the Termination Fee or the Parent Expenses Amount, in the case of Parent, or the Partnership Expenses Amount, in the case of the Partnership, Parent or the Partnership, as applicable, commences a suit that results in judgment for such Party, then Other Party shall also pay such Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.
ARTICLE IX
MISCELLANEOUS
9.1    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties hereto, by action taken or authorized by the Partnership Board or the Parent Board, as applicable; provided, however, that following receipt of the Partnership Unitholder Approval, there will be no amendment or change to the provisions of this Agreement that by applicable Law would require further approval by the Partnership Unitholders without such further approval. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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9.2    Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., pdf) will be effective as delivery of a manually executed counterpart hereof.
9.3    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.
9.4    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):
(a)    If to Parent or the Merger Subs, to:
CVR GP, LLC
10 East Cambridge Circle Drive, Suite 250
Kansas City, Kansas 66103
Attention:  General Counsel
Facsimile:  (913) 982-0976
With copies to (which does not constitute notice):
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Jeffery B. Floyd and E. Ramey Layne
Facsimile: (713) 615-5660

(b)    If to the Partnership, to:
Rentech Nitrogen Partners, L.P.
10877 Wilshire Boulevard, 10th Floor
Los Angeles, California
Attention: Chief Financial Officer and General Counsel
Facsimile: 310-208-7165

With copies to (which does not constitute notice):
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Anthony J. Richmond and David A. Zaheer
Facsimile: (650) 463-2600

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.
9.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the Parties without the prior written consent of the Other Parties. Any purported assignment not permitted under this Section 9.5 shall be null and void. Notwithstanding the other provisions of this Section 9.5, each Party shall be entitled to assign all or a portion of its rights described in Article VIII to one or more Affiliates of such Party.
9.6    Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the Partnership Disclosure Schedule, the Parent Disclosure Schedule and any certificates delivered by any Party pursuant this Agreement) together with the Confidentiality Agreements, the Registration Rights Agreement, the Separation Agreement, the Transition Services Agreement, the Transaction Agreement and the Partnership Support Agreement, constitute the entire agreement and understanding of the Parties with respect to the matters herein and therein and supersede all prior agreements and understandings on such matters. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Mergers and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Mergers or the other transactions contemplated hereby shall be those remedies available at law or in equity for breach of contract only; and the Parties hereby agree that neither Party shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement. The provisions of this Agreement are binding upon, inure solely to the benefit of the Parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to or should confer any rights, benefits, remedies, or claims hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns and, except (a) as provided in Section 6.11 (which will be to the benefit of the Persons referred to in such Section), (b) as provided in Section 9.10 (which will be to the benefit of Nonparty Affiliates referred to in such Section), (c) following the Effective Time, as provided in Section 3.5(a) (which will be to the benefit of the Continuing Employees referred to in such Section), (d) the rights of the Partnership to pursue claims for damages and other relief, including equitable relief, for Parent’s or any Merger Sub’s breach or wrongful termination of this Agreement, including for fraud or Willful Breach as provided in Section 8.3, and (e) following the Effective Time, the rights of holders of Partnership Common Units to receive the Merger Consideration; provided, however, that the rights granted pursuant to clause (d) are enforceable only by the Partnership, on behalf of the holders of Partnership Common Units, in the Partnership’s sole discretion, and any damages, settlements or other amounts recovered or received by the Partnership with respect to such rights may, in the Partnership’s sole discretion, be (i) distributed, in whole or in part, by the Partnership to the holders of Partnership Common Units of record as of any date determined by the Partnership or (ii) retained by the Partnership for the use and benefit of the Partnership on behalf of tis unitholders in any manner the Partnership deems fit.
9.7    Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
9.8    Exclusive Jurisdiction in Delaware.
(a)    Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction

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is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The Parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.
(b)    Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.
9.9    Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each Party hereby irrevocably waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any Party may file an original counterpart or a copy of this Section 9.9 with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury.
9.10    No Recourse. This Agreement may only be enforced against, and any claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may only be made against, the entities that are expressly identified as Parties hereto. No Person who is not a Party, including without limitation any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of, and any financial advisor or lender to, any Party, or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”) shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach. To the maximum extent permitted by applicable Law, each Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by applicable Law, (a) each Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (b) each

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Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
9.11    Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.11 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) such Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
9.12    Survival. If the Closing occurs, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing, except Article I, Article II, Article III, Section 6.8, Section 6.10, Section 6.11, Section 6.13, Section 6.15, Section 6.16, the last sentence of Section 6.18(c), Section 6.18(e), Section 6.18(f), Section 6.19(g) and Article IX will survive the Closing.

(signature pages follow)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

CVR PARTNERS, LP

By: CVR GP, LLC, its general partner

By:    /s/ Mark A. Pytosh    ___________
Name:    Mark A. Pytosh
Title:    Chief Executive Officer and President

LUX MERGER SUB 1 LLC

By:    /s/ Mark A. Pytosh    ___________
Name:    Mark A. Pytosh
Title:    Chief Executive Officer and President

LUX MERGER SUB 1 LLC

By:    /s/ Mark A. Pytosh    ___________
Name:    Mark A. Pytosh
Title:    Chief Executive Officer and President

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RENTECH NITROGEN PARTNERS, L.P.

By: Rentech Nitrogen GP, LLC, its general partner

By:    /s/ Keith B. Forman
Name:    Keith B. Forman
Title:    Chief Executive Officer

RENTECH NITROGEN GP, LLC

By:    /s/ Keith B. Forman
Name:    Keith B. Forman
Title:    Chief Executive Officer

ANNEX A

SEPARATION AGREEMENT

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